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                                                                   Exhibit 10.11

                            CONTRIBUTION AGREEMENT
                            ----------------------


     THIS CONTRIBUTION AGREEMENT ("Agreement") is made this 20th day of October, 1997, in Chicago, Illinois, by and between the parties set forth on Schedule 1 attached hereto and made a part hereof (individually, a "Contributor" and collectively, "Contributors"), and THE PRIME GROUP, INC., an Illinois corporation ("Company"), PRIME GROUP REALTY, L.P., a Delaware limited partnership ("Partnership") and PRIME GROUP REALTY TRUST, a Maryland real estate investment trust ("REIT").

                               R E C I T A L S:

     A. Land Trusts (as hereinafter defined) are the fee owners of the Real Property (as hereinafter defined) and the Beneficiaries (as hereinafter defined) are the owners of the Personal Property, Contracts and Licenses (as such terms are hereinafter defined) and the Nardi Entities (as hereinafter defined) are the owners of the Business Assets (as hereinafter defined). The Real Property, Personal Property, Contracts, Licenses and Business Assets are sometimes collectively referred to herein as the "Property").

     B. Prior to the Closing Date (as hereinafter defined), Company will assign all of its right, title and interest in and to this Agreement to the Partnership.

     C. Contributors desire to contribute the Property or cause the Property to be contributed to the Partnership, and the Company desires to cause Partnership to accept the contribution of the Property from the Contributors upon and subject to the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Contributors and Company agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.01 Definitions. When used herein, the following terms shall have the respective meanings set forth opposite each such term:

     Agreement: This Agreement including the Exhibits and Schedules attached hereto which are incorporated herein and made a part hereof.
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     Business Assets: The assets of the Nardi Entities, including, but not limited to, items described on Schedule 2 attached hereto and made a part hereof.

     Closing Date: The date which is three (3) business days following pricing of the IPO; provided, however, that if Closing has not occurred by December 31, 1997, Company may by written notice to Contributors delivered on or before December 29, 1997, extend the last day on which the Closing may occur to March 31, 1998 so long as the Company certifies to the Contributors in such notice that (a) the Company intends to proceed in good faith towards the consummation of the IPO and the date on which the Company anticipates the IPO will be priced, and (b) in furtherance of the Company's good faith effort to consummate the IPO, the Company has elected to extend the Closing Date. Company shall deliver written notice to Contributors of its intent to price the IPO at least five (5) business days prior to the intended pricing date and shall thereafter notify Contributors of any changes in its intent to price or a change in the estimated date of Closing.

     Contracts: All written: (i) insurance, service, maintenance, operating, repair and other contracts and commitments (excluding the recorded documents evidencing the Permitted Title Exceptions) in any way relating to the Property or any part thereof which shall survive the closing hereunder; (ii) equipment leases of equipment located on the Property; and (iii) guaranties and warranties in effect with respect to the Property or any portion thereof, which shall survive the closing hereunder. A true, correct and complete list of the foregoing are attached as Exhibit D hereto.

     Contribution Price: $96,378,588, being the consideration payable by the Partnership to Contributors for the contribution of the Property to the Partnership and all other covenants and warranties contained herein, as further described in Article 3.

     Deeds: Those certain Trustee's Deeds (in recordable form) delivered by the Land Trusts of the Real Property described in Exhibit A attached hereto and made a part hereof to the Partnership, subject only to the permitted exceptions applicable to such Real Property.

     Employee Benefit Plan: All written employee benefit plans or programs, welfare benefits plans, retirement plans, excess benefit plans, plans maintained to provide workers' compensation or unemployment benefits and pay practices which Contributors have funded or been obligated to fund for their past or present employees, independent contractors or either of their beneficiaries or dependents.

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     Environmental Laws: As defined in Section 12.01(u).

     Environmental Study: As defined in Section 11.01(f).

     Escrowee: First American Title Insurance Company, Chicago, Illinois

     Governmental Approvals: Certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental Authority having jurisdiction in respect of the Property, or any portion thereof, occupancy thereof, or any present use thereof.

     Government Authority: Any federal, state or local governmental body or agency having jurisdiction in respect of the Property, or any portion thereof, occupancy thereof, or any present use thereof.

     Hazardous Materials:  As defined in Section 12.01(u).

     Intangible Personal Property: All logos, designs, tradenames, except the names "Nardi" and/or "Narco" or derivatives thereof when used alone or in combination with other names subject to the terms and conditions of the Employment and Non-Competition Agreement by and among the parties hereto, trademarks, service marks, copyrights and other intellectual property used by Contributors in connection with the ownership and operation of the Property or any part thereof, together with the goodwill of the business appurtenant thereto.

     IPO: The initial public offering of the stock of Prime Group Realty Trust as contemplated by Form S-11 Registration Statement dated September 12, 1997, a draft copy of which has been delivered to Contributors, as same may be amended from time to time in accordance with the terms hereof.

     Land Trusts: Each of the entities described as "Land Trusts" on Schedule 1 attached hereto, if any.

     Leases: All leases and tenancies in the Real Property identified and described in Exhibit F.

     Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction of the Property (including, for purposes hereof, any local Board of Fire Underwriters), and the operation thereof.

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     Licenses: All licenses, franchises, certifications, authorizations, approvals and permits issued or approved by any governmental authority and relating to the operation, ownership and maintenance of the Property or any part thereof, including elevator permits, machinery permits, business licenses, ingress and egress permits and the like, as identified and described in Exhibit E.

     Mortgages: Unless specifically set forth otherwise, collectively, the mortgages encumbering the Real Property described on Schedule 3 attached hereto, which shall be repaid by the Partnership.

     Nardi Entities: Each of the entities described on Schedule 1-A attached hereto.

     Nardi General Partner Entity: A legal entity designated by Stephen J. Nardi in a written notice to the Company not less than ten (10) days prior to Closing.

     Nardi Properties:  Property contributed to the Partnership by Contributors.

     Option Property: The real property legally described on Exhibit A-2 attached hereto.

     Permitted Title Exceptions: All of the items as listed and described on Exhibit C (including the Leases and the Mortgages described on Schedule 3); acts of Company; rights of persons claiming by, through or under Company; and any other matters which Company shall approve in writing.

     Personal Property: Any and all machinery, equipment, fixtures, furnishings, and other tangible personal property owned by Contributors situated in or upon or used in connection with the operation or maintenance of the Real Property or any part thereof and all replacements, additions or accessories thereto between the date hereof and the Closing Date, including the items identified and described on Exhibit B, but excluding personal property owned by the Nardi Entities which are not Business Assets, if any, described on Schedule 2-A or by tenants under the Leases and personal property demised by any equipment leases (if any) described on Exhibit F.

     Property: Collectively, the Real Property, the Personal Property, the Intangible Personal Property, the Business Assets, the Contracts, the Leases and the Licenses.

     Real Property: The Real Property legally described on Exhibit A, Exhibit A-1 and Exhibit A-2 together with all buildings and improvements thereon or therein (including all replacements or additions thereto between the date hereof and the Closing Date); to the extent owned by Contributors (and not a tenant under a Lease) all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas,

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sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date); all privileges, rights, easements, hereditaments, and appurtenances thereto belonging to Contributors; and all right, title and interest of Contributors in and to all streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof).

     Surveys: Current as-built surveys for each property compromising the Real Property prepared by a surveyor licensed by the State of Illinois and certified to the Company, the Partnership, the REIT, the Contributor which is the beneficiary of the Land Trust which holds title to the parcel of Real Property depicted and the Title Insurer prepared in accordance with the standards for Land Title Surveys of the American Land Title Association and the American Congress on Surveying and Mapping Class A survey, copies of which have been delivered to Company prior to the date hereof.

     Title Commitments: A separate commitment for an ALTA Form B Owner's Title Insurance Policy for each real property comprising the Real Property issued by the Title Insurer in the amount of the allocation of the Contribution Price as provided in Schedule 10 attached hereto, covering title to the Real Property on or after the date hereof, showing the respective owner of the Real Property in fee simple, copies of which have been delivered to Company prior to the date hereof. Contributors shall request Title Insurer to furnish a creditor's rights endorsement.

     Title Insurer:   First American Title Insurance Company, Chicago, IL

     Vacant Property: The real property legally described on Exhibit A-1 attached hereto.

                                   ARTICLE 2

                           CONTRIBUTION AND RECEIPT

     2.01 Contribution. Subject to the conditions and on the terms contained in this Agreement:

          (a) Contributors agree to cause the Land Trusts to execute and deliver the Deeds for the Real Property described on Exhibit A for a contribution price equal to $96,378,588.

          (b) Partnership agrees to acquire from Contributors, and Contributors agree to contribute to Partnership all of Contributors' right, title and interest in the Contracts, the Leases, Intangible Personal Property and Licenses relating to the Real Property described on Exhibit A.

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          (c)  Partnership agrees to acquire from Contributors, and Contributors agree to contribute to Partnership the Personal Property relating to the Real Property described on Exhibit A by good and sufficient bill of sale containing full warranties of title free and clear of liens, claims, encumbrances and restrictions of every kind and description except for the Permitted Title Exceptions to the extent applicable thereto.

          (d) Partnership agrees to acquire from the Nardi Entities, and the Nardi Entities agree to contribute to Partnership the Business Assets by good and sufficient bill of sale containing full warranties of title free and clear of liens, claims, encumbrances and restrictions of every kind and description except for the Permitted Exceptions to the extent applicable thereto.

                                   ARTICLE 3

                              CONTRIBUTION PRICE

     3.01 Contribution Price. The total gross fair market value attributable to the Property (excluding the Real Property described on Exhibit A-1 which is covered by the agreements attached hereto as Exhibit K and excluding the Real Property described in Exhibit A-2 attached hereto for which the Contribution Price shall be calculated in accordance with Section 3.02(b) of this Agreement) contributed by Contributors to the Partnership shall be Ninety Four Million Eight Hundred Seventy Eight Thousand and Five Hundred Eighty Eight No/100 Dollars ($94,878,588).

     3.02 Consideration Received by Contributors. (a) Provided that all conditions precedent to the Partnership's and Contributors' obligations to close as set forth in this Agreement have been satisfied and fulfilled or waived in writing by the parties hereto, the Partnership shall at Closing: (i) accept a contribution of the Property subject to the Mortgages encumbering the Real Property described on Schedule 3, which shall be repaid by the Partnership within one (1) business day after the IPO (as herein defined); (ii) pay the sum of up to 15,863,800, in cash, the exact amount to be designated by Contributors; plus (ii) admit the Nardi General Partner Entity as a general partner in the Partnership which shall have general partnership common units equal in value to the amount calculated by dividing the balance of the Contribution Price (after deducting items (i) and (ii) above, and plus or minus prorations and other adjustments required under this Agreement), by the initial public offering price of the REIT common stock on the IPO Closing Date.

     (b) Notwithstanding the foregoing, the Closing on the contribution to the Partnership of the property commonly known as 130 Rawls Road (the "Rawls Road Property") and the property commonly known as 300-320 Craig Place ("Craig Place Property") shall be delayed for each such property until ten (10) days after such time if ever as Contributors notify the Partnership with respect to either parcel that such property is one

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hundred percent (100%) leased pursuant to Qualified Leases (as hereinafter defined) ("Closing Condition") (the Rawls Road Property and the Craig Place Property are herein referred to collectively as the "Delayed Closing Properties"). The Contribution Price for each such Delayed Closing Property shall be an amount equal to: (i) in the case of the Craig Place Property, $7,528,941, plus an amount, if any, equal to the capital expenditures made by such Contributors to obtain such Qualified Leases which create incremental rental income above $4.50 per rentable square foot, and (ii) in the case of the Rawls Road Property, $2,531, 471 plus an amount, if any, equal to the capital expenditures made by such Contributors to obtain such Qualified Leases which create incremental rental income above $3.50 per rentable square foot. Such Property shall be contributed to the Partnership in exchange for general partnership common units equal in value to the amount calculated by dividing such Contribution Price by the initial public offering price of the REIT common stock on the IPO Closing Date, if the notice of satisfaction of the Closing Condition for such Property is received by Partnership on or before the date which is 180 days following the IPO Closing; otherwise, if the notice of satisfaction of the Closing Condition for such Property is received by Partnership after the date which is 180 days following the IPO Closing and on or before the second anniversary of the IPO Closing, then such Delayed Closing Property shall be contributed to the Partnership in exchange for general partnership common units equal in value to the amount calculated by dividing the Contribution Price for such Delayed Closing Property by the average daily closing price for the REIT common stock for the ten trading days immediately prior to the Closing Date for such Delayed Closing Property. The Partnership
(a) shall not be obligated to acquire a Property if the Closing Condition for such Property is not satisfied [or waived] on or before the second anniversary of the IPO Closing, and (b) shall acquire one of the Delayed Closing Properties when the Closing Condition precedent for such acquisition is satisfied even if the Closing Condition precedent for the acquisition of the other Delayed Closing Property is not then satisfied.

          For purposed of this paragraph the term "Qualified Lease" shall mean a lease in which (i) the space in question is occupied by a third party tenant who is not controlled by, under common control with, or otherwise related to (directly or indirectly) Contributors and/or Stephen J. Nardi pursuant to an arms length triple net lease on terms comparable to the Leases and under a valid certificate of occupancy, (ii) the lease term is for a minimum of five years
(iii) the tenant is open for business and paying rent, and additional rent attributable to taxes, insurance, and common area charges in accordance with and as required under the terms of the lease, and (iv) the tenant shall have delivered an unqualified tenant estoppel in the form of Schedule 7 attached or other form reasonably acceptable to the Partnership.

     3.03 Formation. (a) The Partnership's general partners will be: (i) the REIT and the Nardi General Partner Entity. Currently, the REIT is a private corporation that shall

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become a public entity through an initial public offering of securities (the
"IPO") which IPO the Partnership expects shall occur on or before December 31, 1997.

          (b) Consummation of the IPO shall be a condition of the Contributors' obligations hereunder. Provided that the REIT does, in fact, consummate the IPO, the following shall be applicable: (i) the Partnership shall provide Contributors with reasonable advance written notice (the "Registration Notice") of the REIT's intent to file any amended S-11 Registration Statement (the "Amended S-11 Statement") with the Securities and Exchange Commission (the "SEC"); and (ii) the Partnership shall satisfy the non-cash portion of the Contribution Price by delivery to the Nardi General Partner Entity at Closing the general partnership interests described herein. Contributors shall have the right to approve that portion of the Amended S-11 Statement which describes the Nardi Property (and that portion of any future Amended S-11 Statement which describes the Property) and agreements referenced herein and agreements entered into with Contributors and the Nardi General Party Entity. In the event approval of the Contributors to an amendment to the S-11 Statement is required pursuant to the terms of this Agreement, such approval shall be deemed to have been given unless Contributors disapprove such amendment (and state the reasons for such disapproval) within one (1) Business Day after receipt of such proposed amendment by the last of Contributors or its legal counsel, Bell, Boyd & Lloyd, to receive such amendment. Promptly upon filing any Amended S-11 Statement with the SEC, the Partnership shall furnish a copy of the Amended S-11 Statement to Contributors. In addition, Company will provide Contributors and their counsel with copies of all amendments to the S-11 statement prior to filing with the SEC, although Contributor's approval, except as hereinbefore provided shall not be required.

     3.04 Company, REIT and Partnership Representations, Warranties and Covenants. To induce Contributors to execute, deliver and perform this Agreement, the Company, the REIT and the Partnership hereby represent, warrant and covenant to Contributors on and as of the date hereof and on and as of the Closing Date to the extent same are true, and to the extent not true, then describing the circumstances or manner in which such representations and warranties are not true. For purposes of this Agreement, the term "knowledge" shall mean the actual knowledge of Richard Curto, Michael W. Reschke and Jeffrey Patterson. (The Company, the REIT and the Partnership hereby agree to give Contributors written notice of any information which makes any representation or warranty untrue within five (5) business days of obtaining such information (and disclosure of such information shall not be deemed a breach of a representation or warranty by the Company and/or the REIT, and/or the Partnership or default by the Company and/or the REIT, and/or the Partnership under this Agreement in the absence of willful or intentional acts or omissions or gross negligence by the Company and/or the REIT, and/or the Partnership which resulted in such breach):

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          (a)  The Partnership will elect the "traditional method" set forth in
Treasury Regulation Section 1.704-3(b) (absent a Final Determination to the contrary) to allocate tax attributes related to the Property as "Section 704(c) Property" (as such term is defined in Treasury Regulation Section 1.704-3(a)(3)) or which are in any other way governed by the provisions of Section 704(c) of the Internal Revenue Code of 1986, as amended ("Section 704(c) allocations") or any successor section thereto.

          (b) The shares of the REIT shall be traded on the New York Stock Exchange.

          (c)  As provided in the Tax Indemnity Agreement attached hereto as
Exhibit I, the Partnership shall take such steps as may be necessary to cause an aggregate amount equal to or greater than $43,000,000 of non-recourse principal mortgage indebtedness on the Property to be allocated to the Nardi General Partner Entity for purposes of Section 752 of the Internal Revenue Code of 1986, as amended, with such figure evidenced by a schedule prepared using the same methodology as Exhibit M, with the amount apportioned under Treasury Regulation
Section 1.752-3(a)(3) determined using the "Indemnity Debt Allocation Method," as such term is defined in the Tax Indemnification Agreement attached hereto as
Exhibit I, provided, however, in the event that one or more of the properties described on Exhibits A-2 and A-3 attached hereto are not contributed to the Partnership in the manner provided in this Agreement, the amount of non-recourse indebtedness set forth in this subparagraph shall be reduced by the amount of debt shown on Exhibit M for such property(ies) which are not so contributed.

          (d) On the Closing Date the Debt to Total Market Capitalization Ratio (as defined in the S-11 Registration Statement) shall not exceed 40%.

          (e) In the event the Closing does not occur by the last day on which the Closing Date can occur, as such date may be extended pursuant hereto, because the IPO has not been consummated, but within one year thereafter the Company undertakes another IPO involving some or all of the properties described in the Amended S-11 Statement, the Company shall give Contributors written notice of such new IPO not less than thirty (30) days prior to the proposed filing of the new S-11 Statement to be filed in connection with such new IPO and copies of the new S-11 Statement and a draft of a proposed contribution agreement which the Company contemplates entering into with Contributors. Contributors shall have fifteen (15) days after receipt of such notice, S-11 Statement and Contribution Agreement in which to elect whether or not to seek participation in the IPO under the terms of the tendered contribution agreement. If Contributors elect to seek to participate in the new IPO, Contributors and the Company shall negotiate diligently and in good faith to reach terms which are mutually agreeable and execute the new contribution agreement and all other documents to be executed in connection therewith. If the Contributors shall fail to respond to such notice within such

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fifteen (15) day period, Contributors shall be deemed to have declined to participate in such new IPO.

          (f) The Company shall take reasonable steps and use its best efforts to file Amendment No. 2 to the Registration Statement within 10 days of the date hereof and shall use its reasonable efforts to complete the IPO at a price and on terms acceptable to the Company on or before December 31, 1997, or on or before March 31, 1998 if the Closing Date is extended as expressly provided herein.

          (g) Partnership is a partnership for federal income tax purposes, and is not an entity referred to in Section 721(b) of the Internal Revenue Code of 1954 as amended, (the "Code") or a "publicly traded partnership" within the meaning of Section 7704 of the Code.

          (h) Partnership shall utilize the traditional method of depreciation allocation under Section 704(c) of the Code.

          (i) The REIT is organized as a "real estate investment trust" under Sections 856 through 860 of the Code. The REIT will elect to be taxed as a "real estate investment trust" under the Code.

                                   ARTICLE 4

                                    SURVEYS

     4.01 Surveys. At the Closing, the REIT shall pay the cost of the Surveys. In the event the Closing does not occur, Contributors shall pay for the cost of the Survey. If one or more of the Surveys are dated more than ninety (90) days prior to the Closing Date, the respective Contributor shall furnish at Closing a certificate of such Contributor which is the beneficial owner of such affected portion of the Real Property to Company, the Partnership, the REIT and the Title Insurer dated within ninety (90) days prior to Closing certifying that there have been no changes or additions to such Property since the date of the applicable Survey.


                                   ARTICLE 5

                               TITLE AND SEARCHES

     5.01 Title. At the Closing, the REIT shall pay the cost of the Title Policy. In the event the Closing does not occur, Contributors shall pay for the cost of the Title Commitments. On the Closing Date, it shall be a condition of Closing that the Title Insurer issue an owner's title insurance policies or prepaid "marked up" commitment therefor pursuant to and in accordance with the Title Commitments insuring fee simple title to the Real Property in the Company as of the Closing Date, subject only to the Permitted Title Exceptions and such other exceptions as Company may approve, and providing for full extended coverage over all general title exceptions contained in such policies and the following special endorsements at the REIT's sole cost and expense: Zoning Endorsement 3.1 (with parking); and a contiguity endorsement.

     5.02 Searches. Promptly after execution of this Agreement, Company shall order (and deliver a copy of same to Contributors) searches of the records of the Secretary of State of Illinois and the U.S. District Court for the Northern District of Illinois confirming the absence of security interests, judgments, tax liens and bankruptcy proceedings which affect or could affect Contributors or the Property or any interest therein to be transferred to Company pursuant to this Agreement (other than Permitted Title Exceptions [collectively, the "Initial UCC Searches"]). At Closing, the REIT shall pay the cost of the Initial UCC Searches. In the event Closing does not occur, Contributors shall pay the cost of the Initial UCC Searches. Said searches shall be updated at REIT's sole cost and expense as of the Closing Date confirming the absence of such security interests, judgments, tax liens or bankruptcy proceedings.

     5.03 Defects and Cures. If the items described in Sections 4.01, 5.01 and
5.02 disclose claims, liens, exceptions, conditions or other items (a "Defect") with respect to a specific parcel of the Real Property (the "Affected Parcel") which are not Permitted Exceptions and which are unacceptable to the Company as inconsistent with the intended use of the Affected Parcel after Closing (which shall be the use on the date hereof), the Company shall give the Contributor of the Affected Parcel (the "Affected Contributor") written notice thereof on or before October 31, 1997. Following the giving of such notice, the removal, cure or insuring over of such a Defect shall be a condition precedent to the Company's obligation to accept a contribution of the Affected Parcel. If the Affected Contributor fails to remove, cure or cause the Title Insurer to insure over the Defect in a manner reasonably satisfactory to the Company within the earlier of Closing or thirty (30) days after delivery of the Company's notice of the Defect to the Affected Contributor, then the Company shall, within five (5) days thereafter, elect by written notice to be received by such Affected Contributor on or before such fifth (5th) day, to

     (a) terminate this Agreement with respect to the Affected Parcel, in which case the Affected Parcel shall no longer be part of the Real Property which is to be contributed to the Partnership, the Contribution Price shall be reduced by the amount allocated to such property on Schedule 10, and the parties shall have no further rights or obligations hereunder with respect to such Affected Parcel except for those rights and obligations which expressly survive any such termination, or

     (b) proceed with the transaction with respect to such Affected Parcel pursuant to the remaining terms and conditions of this Agreement, in which event the Company may, prior to Closing, cure, satisfy or insure over any such Defect which can be cured by the expenditure of money and reduce the general partnership interests allocated to the Nardi General Partner Entity by the amount so expended, provided that the total amount of such reductions shall not exceed (i) Ten Thousand Dollars ($10,000.00) in the aggregate on title endorsements, attorneys' fees and expenses and other out-of-pocket costs for clearance purposes with respect to all parcels comprising the Real Property other than for the Defects enumerated in clause (ii) immediately following or (ii) One Million Dollars ($1,000,000.00) in the aggregate with respect to all parcels comprising the Real Property, to remove, bond over or insure over any judgments against all Contributors or Land Trusts or mechanics' liens (which do not result from acts or omissions on the part of Company or the Partnership) and which have attached to and become a lien against any of the parcels of the Real Property, except that there shall be no such limitation with regard to clearance of liens and encumbrances voluntarily and intentionally recorded after the date of the Title Commitments against any of the parcels constituting the Real Property by or at the direction of any of the Contributors.

If the Company fails to give the Affected Contributor timely notice of its election following the Affected Contributor's failure to cure, remove or insure over a Defect in a timely manner, the Company shall be deemed to have elected the option contained in subparagraph (b) above. Company shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.


                                   ARTICLE 6

                   POSSESSION, PRORATIONS AND CLOSING COSTS

     6.01 Possession. Sole and exclusive possession of the Property, subject to the rights of tenants in possession (as tenants only) pursuant to the Leases shall be delivered to Company on the Closing Date.

     6.02  Prorations.  The following items shall be prorated by the parties at
Closing: current rents based upon actual rents actually paid per the Leases, security deposits, if any (and any interest thereon, if any) and advance rentals under the Leases; unused decorating or tenant improvement allowances under the Leases; expenditures required (under the Leases) to complete any tenant improvement work required of the landlord under the Leases to be completed prior to the Closing Date and incomplete on the Closing

Date; special and general real estate taxes and other ad valorem taxes and assessments for the Property will not be prorated, however, at Closing, Contributor shall assign to Company any and all monies being held for such real estate taxes and assessments with respect to any tenants under the Leases which are paying monthly escrows to the Contributors, state or city taxes, fees, charges and assessments affecting the Property; utility charges and deposits; fuels; and all other items of accrued or prepaid income and expenses customarily prorated on the transfer of industrial or office properties (as the case may be) in the Chicago, Illinois area as reasonably determined by the parties, however, in no event shall Contributors have the right to sue any such tenant, shall be prorated on a cash basis as of the Closing Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense, and the net credit to Company or Contributors shall increase or decrease (as the case may be) the Contribution Price payable on the Closing Date. Real estate taxes for the properties described on Schedule 5 attached hereto and made a part hereof shall not be prorated since the tenants in occupancy are paying such real estate taxes. Following closing, Company shall pay to Contributors all rents which Company shall collect which are specifically allocated to periods preceding the Closing Date, except that all such rents collected by Company shall first be applied to satisfy all current rents due Company, and Contributors shall pay to Company all rents received by Contributors from any tenant of the Property before or after the Closing Date which are attributable to periods succeeding the Closing Date. As of the Closing Date, the parties hereto agree that there will be no proration with respect to any delinquent rents, but the Partnership shall utilize reasonable efforts following Closing to attempt to collect delinquent rents. In addition and in lieu of a proration credit, on the Closing Date, Contributors shall assign to Company any and all monies being held for common area costs and expenses with respect to any tenants under the Leases which are paying monthly
escrows to the Contributors.   Contributors agree to cooperate at no cost to
Contributors with Company in the preparation of the financial statements and other financial data respecting the ownership and operation of the Property for calendar year 1996 (if such statements have not been completed by the Closing
Date) and subsequent periods for which such statements and data must be prepared in order to compute, charge and prorate any tenant items. As soon as reasonably possible after the preparation of the aforesaid financial statements and data, Company will render statements for the tenant items to the tenants of the Real Property under their respective Leases. From time to time as Company receives payment of the tenant items from the tenants, Company will promptly remit to Contributor that portion of the tenant items allocable to the Property prior to the Closing Date.

     6.03 Closing Costs. At Closing, Contributors shall pay all state and county transfer taxes, and the REIT shall pay all other closing costs, including, without limitation, all title charges and premiums for the title policy, extended coverage and creditors rights endorsement, survey charges and fees for the UCC Searches required by Section 5.02, and all local transfer taxes, cost for zoning 3.1 endorsement and other endorsements requested by Company, all recordation and other costs incurred in connection with any mortgage loans obtained by Company, all escrow fees and all charges for any New York Style closing, and all attorneys' fees and expenses of the parties. Company shall also pay an amount not to exceed $1,620,000 imposed by the holders of the Mortgages described on Schedule 3 in connection with the prepayment of such Mortgages.

                                   ARTICLE 7

                                    ESCROW

     7.01 Escrow. If required by the underwriter in connection with the Closing of the IPO, then within five (5) days following the date on which the conditions precedent set forth in Article XIV have been satisfied or waived, the parties, through their respective attorneys, shall establish an escrow with the Escrowee through which the transaction contemplated hereby shall be closed. The escrow instructions shall be in the form customarily used by the Escrowee with such special provisions added thereto as may be required to conform to the provisions of this Agreement, including provisions with respect to a related money lender's escrow from which all or any part of the Contribution Price may be paid. Said escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by said escrow. The escrow costs and fees shall be paid by the Company unless there is no Closing, in which case the escrow costs and fees shall be equally divided between Company and Contributor. If required by applicable law, the Escrowee shall file with the Internal Revenue Service the information return (Form 1099B) required by Section 6045(e) of the Internal Revenue Code and any regulations issued pursuant thereto. Contributor shall be responsible to give to the Escrowee such information of the Contributor that the Escrowee needs in order to complete such form.

                                   ARTICLE 8

                                   BROKERAGE

     8.01 Brokerage. Contributors hereby represent and warrant to the Company and the Company hereby represents and warrants to Contributors that it or they, as the case may be, has or have not dealt with any broker or finder in respect to the transaction contemplated hereby. Contributors hereby agree to indemnify Company for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by Contributors. Company hereby agrees to indemnify, defend and hold harmless Contributors for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by Company.

                                 ARTICLE 9

                             DESTRUCTION OR DAMAGE

     9.01 Destruction or Damage. In the event any parcel constituting a portion of the Property is damaged or destroyed after the date hereof, Contributors shall immediately give written notice of such damage or destruction to the Company. If, subsequent to the date hereof and prior to the Closing Date, any parcel constituting a portion of the Property is damaged or destroyed and the cost to repair or restore such parcel (in the reasonable judgment of the Company) is less than $500,000 per individual property, the Company shall close and take the parcels which have been damaged as diminished by such events, and Contributor owning such parcel shall assign and/or pay to the Company at Closing all insurance proceeds collected or claimed with respect to said loss or damage, plus any deductible. If, subsequent to the date hereof and prior to the Closing Date, all or any part of a parcel constituting a portion of the Property is damaged or destroyed and the cost to repair or restore any such parcel (in the reasonable judgment of the Company) is greater than $500,000 per individual property, Contributors shall immediately give Company notice of such occurrence, and Company may, within ten (10) days after receipt of such notice, elect to (a) terminate this Agreement as to such parcel, the Contribution Price shall be reduced by the amount allocated to such property on Schedule 10 and the parties shall make any other adjustments as agreed upon, or (b) close the transaction contemplated hereby as scheduled (except that if the Closing Date is less than fifteen (15) days following Company's receipt of such notice, closing shall be delayed until Company makes such election), in which event Company shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage, and Contributor shall assign and/or pay to Company at closing all insurance proceeds collected or claimed with respect to said loss or damage plus any deductible. Failure to give such notice within such time shall be conclusive evidence that Company has waived the option to terminate by reason of the occurrence or occurrences of what it has received notice. In the event Company elects to terminate this Agreement as to a parcel as provided in this Section, such parcel shall be excluded from the scope of the "Non Compete" covenant set forth in the Consulting Agreement of Stephen J. Nardi, and in the Employment Agreement of Craig Nardi, respectively.

                                   ARTICLE 10

                                  CONDEMNATION

     10.01 Condemnation. If, subsequent to the date hereof and prior to the Closing Date, any proceeding, judicial, administrative or otherwise, which shall relate to the proposed taking of all or any portion of any parcel of the Real Property by condemnation or eminent domain or any action in the nature of eminent domain, or the taking or closing of any right of access to the Real Property, is instituted or commenced, which in any of such cases involves more than $500,000 in value as to such parcel, Company shall have the right and option to terminate this Agreement only as to such parcel by giving Contributor written notice to such effect within ten (10) days after actual receipt of written notification of any such occurrence or occurrences. Failure to give such notice within such time shall be conclusive evidence that Company has waived the option to terminate by reason of the occurrence or occurrences of which it has received notice, and Company shall be credited, if received, with or be assigned all such Contributors' right to any proceeds therefrom. Contributors hereby agree to furnish Company written notification in respect to any such proceedings within ten (10) days of Contributor's receipt of any such written notification or commencement of the institution of such proceedings. Should Company be entitled to elect to so terminate this Agreement as to such parcel and does, in fact, so terminate this Agreement, in the case of such termination as to such parcel which has been taken or condemned, the Contribution Price shall be reduced by the amount allocated to such parcel on Schedule 10, and the parties shall make any other adjustments as agreed upon. If the Closing Date is less than ten (10) days following the last day on which Company is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Company makes such election. In the event Company elects to terminate this Agreement as to a parcel as provided in this Section, such parcel shall be excluded from the scope of the "Non Compete" covenant set forth in the Consulting Agreement of Stephen J. Nardi and in the Employment Agreement of Craig Nardi.


                                  ARTICLE 11

                     AFFIRMATIVE COVENANTS OF CONTRIBUTOR

     11.01  Affirmative Covenants of Contributor.

          (a) Each Contributor, at Contributor's sole cost and expense, shall maintain or cause to be maintained the parcel of Property it owns as required by the terms of the Leases thereof, and shall keep and perform or cause to be performed all obligations of the Property owner or its agents of such parcel under the Contracts and Licenses and under the Legal Requirements, and all obligations of the holder of the Mortgages described on Schedule 3 encumbering such parcel to and including the Closing Date or termination of this Agreement. Subject to closing and Sections 9.01 and 10.01 hereof, on the Closing Date, Contributors shall tender possession of the Property to Company in the same condition the Property was in on the date hereof, except for ordinary wear and tear, casualty loss and condemnation (provided Company shall not have elected to terminate this Agreement pursuant to Sections 9.01 or 10.01 as a result of such casualty loss or condemnation). Notwithstanding anything contained herein to the contrary, in the event that any Contributor receives written notice from any Governmental Authority after the date hereof, but prior to the Closing that the parcel of the Property (or a portion thereof) is not in compliance (the "Violation") with applicable municipal and other governmental laws, ordinances, regulations, codes, licenses, permits and authorizations, the Contributor thereof shall provide written notice to the Company of such event and Violation. In addition, the Contributor shall have the affirmative obligation to utilize reasonable efforts to cure said Violation(s) prior to the Closing, provided, that the cost to cure all such Violation(s) with respect to all of the Property does not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Cure Limitation"). If the cost to cure the Violation(s) shall exceed the Cure Limitation and Contributors provide written notice to the Company that they do not intend to pay amounts in excess of the Cure Limitation, then in such event, the Company may elect (i) to terminate this Agreement with respect to any parcel of the Property which is subject to an uncured Violation, and the Contribution Price shall be reduced by the amount allocated to such parcel on Schedule 10 and the parties shall make any other adjustments as agreed upon, whereupon this Agreement shall be null and void as to such parcel and except as otherwise expressly provided in this Agreement, neither party shall have any further liability to the other under this Agreement as to such parcel; or (ii) to take title to the Property subject to the Violation(s), in which event Contributor will provide Company with a credit against the Contribution Price due at the Closing in the amount of the reasonable estimate of the amount to cure such violation so long as the total amount spent by all Contributors to cure all Violations and the amount of the credit do not exceed One Hundred Thousand Dollars ($100,000.00).

          (b) From the date of Contributors' acceptance hereof to the Closing Date, Contributor shall maintain or cause to be maintained in full force and effect liability, casualty and other insurance (without any self insurance) upon and with respect to the Property against such hazards and in such amounts as shall be required by the Mortgages or which are in effect as of the date hereof.

          (c) From the date of Contributors' acceptance hereof to the Closing Date or earlier termination of this Agreement, Contributors shall operate and maintain the Property in the same manner as it has been operated and maintained heretofore, provided that during said period, without the prior written consent of Company, Contributors shall not do, suffer or permit, or agree to do, any of the following:

               (i) Enter into any other transaction with respect to or affecting the Property which would survive the Closing, except for seasonal or other arms length contracts with third parties in the ordinary course of Contributors' business;

               (ii) Sell (other than transfers of partnership interests in entities comprising Contributors to or among Stephen J. Nardi and his wife and children or trusts of any of said individuals, or in connection with the redemption of partnership interests as contemplated by this Agreement), encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever or otherwise perform or permit any act which will diminish or otherwise affect Company's interest under this Agreement or in or to the Property or which will prevent Contributors' full performance of its obligations here under;

               (iii) Enter into, amend, waive any rights under, terminate or extend any Contract (other than seasonal contracts or other arms length contracts with third parties in the ordinary course of Contributors' business) which may be terminated on no more than thirty (30) days' notice or any of the Leases.

               (iv) Amend or waive any rights, or suffer or permit a default to occur, under the Mortgages, except in connection with obtaining an agreement relating to prepayment of the Mortgages described on Schedule 3; or

               (v) Remove from the Property any of the fixtures thereon or any of the Personal Property, unless such fixtures and Personal Property are replaced with like-kind fixtures and personal property.

          (d) From the date of Contributor's acceptance hereof to the Closing Date, Contributor shall permit representatives, agents, employees, lenders, contractors, appraisers, architects and engineers designated by Company access to and entry upon the Real Property and the improvements thereon to examine, inspect, measure and test the Property; provided, however, such entry shall be upon not less than (1) Business Days' written notice and during business hours and shall be subject to the rights of the tenants under the Leases, and shall be made in a manner so as to have minimum interference with tenants' businesses. Company shall furnish to the Contributor who owns the affected parcel of the Property certificates of insurance naming Contributor as an additional insured and otherwise reasonably satisfactory to Contributor from Company's consultants (environmental or otherwise) and engineer, and Company shall indemnify, defend and hold such Contributor harmless from and against any and all cost, liability or expenses incurred by Contributor as a result of injury or damage to the Property caused by such access and entry and testing.

          (e) Contributors shall pay or cause to be paid all expenses relating to the ownership, operation or maintenance of the Property for the period prior to the Closing Date, and shall be responsible for all claims by and liabilities and obligations to third parties arising or incurred as a result of Contributors' ownership, operation or maintenance of the Property prior to the Closing and relating to a time period prior to the Closing Date.

          (f) Company may order an environmental report to be conducted by an environmental engineering firm selected by Company (the "Environmental Study") at any time from the date of Contributors' acceptance hereof to the Closing Date. Company shall pay all costs of the Environmental Study, if any. Contributors agree to cooperate with Company, or its agents, in arranging for and conducting the Environmental Study and the Company shall provide copies of such Environmental Study to Contributors promptly after receipt of such Environmental Study.

            (g) Contributors shall notify Company promptly if Contributors become aware of any Violation or of any transaction or occurrence prior to the Closing Date which would make any of the representations and warranties of Contributors contained in Section 12.01 not true in any material respect.

            (h) Contributors agree to terminate all employees on or before the Closing Date, with the termination date to be effective not more than thirty
(30) days after the Closing Date with respect to all employees of Contributors which Company does not elect to retain. Contributors shall be responsible for all amounts for salaries, wages, benefits or other amounts due to and payable to such terminated employees through the effective termination date for such employees.

     11.02  Affirmative Covenants of Company.

            (a) Company, at Company's sole cost and expense, shall maintain or cause to be maintained its assets described in the S-11 Statement as required by the terms of any leases thereof, and shall keep and perform or cause to be performed its obligations relating to such Property to and including the Closing Date or termination of this Agreement. Subject to Closing and on the Closing Date, Contributors shall tender possession of the assets described in the S-11 Statement in the same condition the Property was in on the date hereof, except for ordinary wear and tear, casualty loss and condemnation.

            (b) From the date of Company's acceptance hereof to the Closing Date, Company shall maintain or cause to be maintained in full force and effect liability, casualty and other insurance (without any self insurance) upon and with respect to its assets described in the S-11 Statement.

            (c) From the date of Company's acceptance hereof to the Closing Date or earlier termination of this Agreement, Company shall operate and maintain its assets as described in the S-11 Statement in the same manner as it has been operated and maintained heretofore, provided that during said period, without the prior written consent of Contributors, Company shall not do, suffer or permit, or agree to do, any of the following:

                 (i) Enter into any other transaction with respect to or affecting its assets as described in the S-11 Statement which would survive the Closing, except for seasonal or other arms length contracts with third parties in the ordinary course of Company's' business;

               (ii) Enter into, amend, waive any rights under, terminate or extend any material contract (other than seasonal contracts or other arms length contracts with third parties in the ordinary course of Company's' business) which may be terminated on no more than thirty (30) days' notice;

               (iii) Amend or waive any rights, or suffer or permit a default to occur, under the mortgages encumbering the Company's assets described in the S-11 Statement, except in connection with obtaining an agreement relating to prepayment of such Mortgages; or

               (iv) Remove from its assets as described in the S-11 Statement any of the fixtures thereon or any of the personal property, unless such fixtures and personal property are replaced with like-kind fixtures and personal property.

          (d) Company shall notify Contributors promptly if Company becomes aware of any Violation or of any transaction or occurrence prior to the Closing Date which would make any of the representations and warranties of Company contained in this Agreement not true in any material respect.

                                   ARTICLE 12

                REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

     12.01 Representations and Warranties of Contributors. To induce Company to execute, deliver and perform this Agreement, each Contributor hereby represents and warrants to Company with respect to such party's property on and as of the date hereof and on and as of the Closing Date to the extent same are true, and to the extent not true, then describing the circumstances or manner in which such representations and warranties are not true. Notwithstanding anything to the contrary hereof, for purposes of this Agreement, the term "knowledge" shall mean the actual knowledge of Stephen J. Nardi without having any duty to inquire or investigate. (Each Contributor hereby agrees to give Company written notice of any information which makes any representation or warranty untrue within five
(5) business days of obtaining such information as follows with respect to the respective portions of the Property owned by it (and disclosure of such information shall not be deemed a breach of a representation or warranty by such Contributor or default by such Contributor under this Agreement in the absence of willful or intentional acts or omissions or gross negligence by such Contributor which resulted in such breach) as follows:

          (a) To the best of such Contributor's knowledge, all representations and warranties of Contributor appearing in other Sections of this Agreement are true and correct in all material respects.

          (b) Each entity comprising Contributor and the Nardi Entities is duly organized and in good standing under the laws of the State of Illinois, and is duly qualified to do business in the State of Illinois.

          (c) Each entity comprising Contributor and the Nardi Entities has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by such party pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of such party are and shall be duly authorized to sign the same on such party's behalf and to bind such party thereto. This Agreement and all documents to be executed pursuant hereto by such party are and shall be binding upon and enforceable against such party in accordance with their respective terms.

          (d) To the best of such Contributor's knowledge, the information included in the Exhibits hereto and the documents to be delivered to Company pursuant to Section 11.01(e) is true, correct and complete in all material respects, and the same shall not omit any material information.

          (e) To the best of such Contributor's knowledge, Exhibit D includes a true, correct and complete listing of all Contracts and amendments and modifications thereof. To the best of such Contributor's knowledge, there are no defaults under any of the Contracts, and the Contracts are in full force and effect.

          (f) To the best of such Contributor's knowledge: Exhibit E is an accurate description of each of the Licenses, as amended and in effect, and each of the Licenses is in full force and effect, and neither such Contributor nor any agent or employee of Contributor has received written notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the Licenses or to take any action or institute any proceedings to effect such a cancellation, suspension or modification.

          (g) Exhibit F is a true, correct and complete listing of all of the Leases. Except as provided in the Leases, none of the Leases contain any option or right of first refusal to purchase any property demised thereby, to extend the Lease term, to lease additional space, to cancel or terminate the Lease prior to the end of its term, or any other extraordinary provisions. To the best of such Contributor's knowledge, (1) all tenants have accepted and are occupying the respective leased premises described in such Leases; (2) all Leases are in full force and effect, and no rights or interests of the landlord thereunder have been waived or released; (3) all of landlord's obligations under the Leases including the obligation to finish or refinish space to the specifications provided in the Leases, have been satisfied; (4) neither the landlord nor any tenant is in default under any Lease; and (5) such Contributor has not received written notice of any circumstances affecting the financial condition of any tenant of the Property, or otherwise, which would prevent such tenant from fulfilling and complying with the obligations under its Lease.

          (h) To the best of such Contributor's knowledge, the information to be furnished by Contributor on which the computation of prorations is based shall be true, correct and complete in all material respects.

          (i)  [OMITTED].

          (j) Such Contributor has good and marketable title to the respective portion of the Personal Property owned by it and each item thereof free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except the Permitted Title Exceptions.

          (k) The interest of Contributor in the Contracts, the Leases and Licenses is free and clear of all encumbrances and has not been assigned to any other person, except as reflected in the Permitted Title Exceptions.

          (l) Contributor has not granted anyone, except tenants in possession under the Leases, possessory rights in respect to the Real Property or any part thereof.

          (m) To the best of such Contributor's knowledge: (i) the improvements on the Real Property have been constructed and are presently used and operated in compliance with all Licenses and all Legal Requirements, and with all covenants, easements and restrictions affecting the Property, and (ii) all obligations of such Contributor or the Property with regard to the Legal Requirements, covenants, easements and restrictions have been and are being performed in a proper and timely manner.

          (n) To the best of such Contributor's knowledge, such Contributor has not received any written notice from any tenant or Governmental Authority that any of the improvements on the Real Property are not structurally sound and weather-tight, nor that any of said improvements, the fixtures therein or thereon and the Personal Property are not in good condition and working order, with respect to which such Contributor has not taken steps to remedy the problem enumerated in such notice.

          (o) To the best of such Contributor's knowledge, there are no claims, causes of action or other litigation or proceedings pending and no written notice of any threatened proceeding with respect to the ownership or operation of the Property or any part thereof (including disputes with the holder of the Mortgages described on Schedule 3 or any other mortgagees, Governmental Authority, utilities, contractors or adjoining land owners) except possible claims for workers' compensation, personal injury or property damage which are fully insured and as to which the insurer has accepted defense.

          (p) Such Contributor has not actually received any written notice of any violations of any Legal Requirements with respect to the Property which have not been corrected.

          (q) To the best of such Contributor's knowledge, such Contributor has not received any written notice that there is any existing, pending, contemplated, threatened or anticipated (i) condemnation of any part of the Real Property, (ii) widening, change of grade or limitation on use of streets abutting the Real Property, (iii) special tax or assessment to be levied against the Real Property, or (iv) change in the zoning classification of the Real Property.

          (r) To the best of such Contributor's knowledge, such Contributor has not actually received any written notice from any insurance carrier that there are defects or inadequacies in the Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor or create or be likely to create a hazard, excessive maintenance cost or material operating deficiencies.

          (s) Such Contributor has not actually received any written notice from any tenant or Governmental Authority that all water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon or adjacent to the Real Property required by law or for the normal operation of the Property are not installed, are not connected under valid permits, are not in good working order, are not adequate to service the Property and are not fully paid for.

          (t) To the best of such Contributor's knowledge, such Contributor has obtained all licenses, permits, easements and rights-of-way, including proof of dedication, required from a Governmental Authority having jurisdiction over the Property or from private parties to make use of utilities serving the Property and to insure ingress and egress to and from the Property.

          (u)  Except as disclosed in the Environmental Reports described in
Schedule 9 attached hereto, to the best of such Contributor's knowledge, during Contributor's ownership of the Property, (i) no Hazardous Materials (as defined below) have been released into the environment, or discharged, placed or disposed of at, on or under the Property by Contributors or by its agents or employees; (ii) no underground storage tanks have been located on the Property by Contributors or by its agents or employees; (iii) the Property has not been used as a dump for waste material by such

Contributor or by its agents or employees during its ownership; and (iv) such Contributor has not received any written notice from any Governmental Authority or Tenant that the Property and its prior uses does not comply with and at all times have complied with, any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials.

          The term "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of Illinois, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a "hazardous waste," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of Illinois law, (ii) so called friable asbestos, (iii) polychlorinated biphenyl, (iv) radioactive material, (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1317), (vi) defined as a
"hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. (42 U.S.C. (S) 6903), or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601). The term "Environmental Laws" shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials in effect as of the date of this Agreement.

          Additionally, but not in lieu of Contributor's affirmative undertakings set forth herein, Contributor agrees to indemnify, defend and hold harmless Company and its grantees from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorneys' fees and expenses, consultants' fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Company and its grantees as a result of any such representation which is in any manner materially inaccurate or any such warranty which is in any manner breached in any material respect.

          (v)  [OMITTED].

          (w) To the best of such Contributor's knowledge and belief, such Contributor is not in default with respect to any of its obligations under any plan, agreement or trust, and such Contributor has filed or caused to be filed all reports with respect to the foregoing required by, and is otherwise in compliance with, the Employees Retirement

Income Security Act of 1974, as amended, and all rules and regulations thereunder with respect thereto.

          (x) Schedule 2 is a true, correct and complete list of the Business Assets of the Nardi Entities, and to the best of Contributor's knowledge such assets are owned by the Nardi Entities free and clear of all liens and encumbrances.

          Notwithstanding anything contained herein to the contrary, in the event that the Company gains knowledge prior to the Closing that any representation or warranty contained in this Agreement is untrue or inaccurate, Company shall, within five (5) days after gaining such knowledge but in any event prior to the Closing Date, provide Contributor with written notice of such and in the event that the Company closes on the acquisition of the Property, then the Company irrevocably waives any right to claim any damages against Contributor for the breach of such representation or warranty and Contributor shall have no liability to the Company resulting therefrom.

          EXCEPT AS OTHERWISE SPECIFICALLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH MAY BE EXECUTED BY CONTRIBUTOR AND DELIVERED TO THE COMPANY AT CLOSING: (1) THE CONTRIBUTION OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ON AN "AS IS-WHERE IS" CONDITION AND BASIS WITH ALL FAULTS, (2) THE COMPANY ACKNOWLEDGES THAT CONTRIBUTOR HAS NOT MADE ANY REPRESENTATIONS TO THE COMPANY WITH RESPECT TO THE PROPERTY WHICH ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WITH REGARD TO THE HABITABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 13

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     13.01 Representations and Warranties of Company. To induce Contributor to execute, deliver and perform this Agreement, Company hereby represents and warrants to Contributor on and as of the date hereof and on and as of the Closing Date to the extent same are true, and to the extent not true, then describing the circumstances or manner in which such representations and warranties are not true. For purposes of this Agreement, the term "knowledge" shall mean the actual knowledge of Richard Curto, Michael W. Reschke and Jeffrey Patterson. (The Company and the Partnership hereby agree to give Contributors written notice of any information which makes any representation or warranty untrue within five (5) business days of obtaining such information (and disclosure of such information shall not be deemed a breach of a representation or warranty by the Company and/or the Partnership or default by the Company and/or the Partnership under this Agreement in the absence of willful or intentional acts or omissions or gross negligence by the Company and/or the Partnership which resulted in such breach) as follows:

          (a) All representations and warranties of Company appearing in other Sections of this Agreement are true and correct.

          (b) Company is a corporation duly organized and in good standing under the laws of the State of Illinois, and is duly qualified to do business in and is in good standing under the laws of the State of Illinois.

          (c) Company has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Company pursuant hereto, and all required action and approvals therefor have been duly taken and claimed. The individuals signing this Agreement and all other documents its executed or to be executed pursuant hereto on behalf of Company are and shall be duly authorized to sign the same on Company's behalf and to bind Company thereto. This Agreement and all documents to be executed pursuant hereto by Company are and shall be binding upon and enforceable against Company in accordance with their respective terms.

                                   ARTICLE 14

                      CONDITIONS PRECEDENT AND TERMINATION

     14.01  Consent Regarding Mortgage Prepayment Amounts.   The obligation
of the parties to close the transaction contemplated is subject to receiving on or before the Closing Date, with respect to the Mortgages described on Schedule 3 attached hereto which are noted on Schedule 3 as requiring the consent of the holder of such Mortgage to prepayment, the consent of such mortgage holders to the prepayment.

     14.02 Notice to Tenants. The obligation of the parties to close the transaction contemplated is subject to the Company receiving from Contributors on or before the Closing Date, with respect to the tenants described on Exhibit L attached hereto and made a part hereof, evidence that such tenants have been notified of the transaction described in this Agreement regarding their respective right of first refusal and/or option to purchase reasonably acceptable to the Company and Partnership.

     14.03 Truth of Representations and Warranties and Performance of Obligations. The obligation of a party (the "Closing Party") to close the transaction contemplated hereby is, at the Closing Party's option, and except as otherwise provided herein, subject to all representations and warranties of the other party (the "Other Party") contained in this Agreement being true and correct in all material respects at and as of the Closing Date (or to the extent not true, same shall be disclosed to the Closing Party, and the Closing Party shall have agreed in writing to such matters within five (5) business days after receipt of such notice, and elects to nevertheless close). Upon failure of any condition precedent as set forth in this Section 14.03 a Closing Party may, by written notice to the Other Party and failure by such Other Party to cure same within 10 days after such notice, elect at any time thereafter to terminate this Agreement by written notice to such Other Party in which event this Agreement shall be null and void, and except as otherwise provided in this Agreement, the parties shall have no further obligations to the other hereunder.

     14.04 Estoppel Letters. The obligation of Company to close the transaction contemplated by this Agreement is subject to Company's receipt of: an estoppel letter addressed to Company dated after the date hereof, which estoppel letters shall be in the form of Schedule 7 attached hereto or other form satisfactory to Company from the tenants ("Major Tenants") listed on
Schedule 7-A attached hereto and made a part hereof and tenants (including Major Tenants) occupying seventy percent (70%) of the aggregate building square footage contained in the Property. Contributor's failure to obtain such estoppel letters shall not be a default of Contributor under this Agreement. In the event Company does not receive estoppel certificates from tenants occupying seventy percent (70%) of the aggregate building square footage contained in the Property (including Major Tenants who shall be considered as part of such seventy percent (70%)) Company may terminate this Agreement, in which event this Agreement shall terminate, and thereafter neither party shall have any obligations to the other except as otherwise provided in this Agreement. In the event Company receives estoppel certificates from at least seventy percent of the tenants (which shall include the Major Tenants), Contributors shall either
(i) cause Stephen J. Nardi to deliver an estoppel certificate from all tenants in the form attached as Schedule 7 for all such tenants which have not delivered such estoppel certificates or (ii) withdraw any parcel of the Property where there are missing estoppel certificates from this Agreement, whereupon the Contribution Price shall be reduced by the amount allocated to such parcel on
Schedule 10, and the parties shall make any other adjustments as agreed upon.
At such time, if ever, that any tenant for whom Stephen J. Nardi delivered an estoppel, delivers to Company a tenant estoppel reasonably acceptable to Company, such tenant's estoppel letter shall be deemed to have replaced Stephen
J. Nardi's estoppel letter as to such tenant and the applicable Nardi estoppel certificates shall be returned to Stephen J. Nardi.

     14.05 Performance of Company's Obligations. The obligation of Contributors to close the transaction contemplated hereby is, at Contributors' option, subject to all obligations of Company which were to have been performed on or before the Closing Date having been timely and duly performed. If any condition precedent to closing of Contributors as set forth in this Agreement has not been fulfilled and satisfied on or before the Closing Date, Contributors may, by notice to Company, elect at any time thereafter to terminate this Agreement, provided that Contributors are not in default under this

Agreement, and if such termination is due to Company's fault Contributors shall be entitled to receive the sum of $1,000,000 as full and complete liquidated damages (and not as a penalty or forfeiture), in lieu of any and all other legal and equitable rights which Contributor may have hereunder, and all other funds and documents theretofore delivered hereunder or deposited in escrow by either party shall be forthwith returned to such party. In addition, Company shall deliver to Contributors upon request copies of any environmental reports and physical inspection reports relating to the Property.

     14.06 Performance of Contributors' Obligations. The obligation of the Company to close the transaction contemplated hereby is, at the Company's option, subject to all obligations of Contributors which were to have been performed on or before the Closing Date having been timely and duly performed. If any condition precedent to Closing of the Company set forth in this Agreement has not been fulfilled and satisfied on or before the Closing Date, the Company may, by notice to Contributors, elect as Company's sole and exclusive remedy either to: (i) terminate this Agreement, provided that the Company is not itself in default under this Agreement, and if such termination is due to Contributors' willful or intentional default (including, but not limited to, Contributor's decision (or change of mind) such that Contributor decides not to contribute (or be a general partner of the Partnership) and not attributable to an innocent misstatement, misrepresentation or breach of warranty or covenant, Contributors shall pay the Company the sum of $1,000,000.00 as full and complete liquidated damages (and not as a penalty or a forfeiture); or (ii) except as otherwise provided in this Agreement, Company may file an action for specific performance of this Agreement and compel Contributor to comply with Contributor's obligations under this Agreement.

     14.07 IPO Closing. The obligation of the parties to close the transaction contemplated hereby is subject to the condition that the IPO has been consummated.

     14.08 Put Agreement. If prior to Closing the Securities and Exchange Commission ("SEC") has informed the Company, the Partnership and/or the REIT that a Put Agreement in the form of Exhibit L attached hereto may not be given in connection with the IPO, the Company shall immediately give written notice thereof to Contributors together with the reasons as given by the SEC, and a proposed draft of a Put Agreement, if any, which the SEC will approve. Within two (2) business days after receipt of such written notice, Contributors may, by written notice to Company, elect as Contributors' sole and exclusive remedy to terminate this Agreement. In the event such a written notice from the SEC is received, then in no event shall the Closing occur prior to the expiration of such two (2) business day period. In the event Contributors fail to elect to terminate this Agreement within said two (2) business day period, Contributors shall be deemed to have elected to proceed with the transaction and to accept the form of Put Agreement, if any, which is allowed by the SEC, and the Closing shall occur on the first (1st) business day following the expiration of such two
(2) business day period.

                                   ARTICLE 15

                                    CLOSING

     15.01 Time and Place. The transaction contemplated hereby shall close at 9:00 A.M. in Chicago, Illinois, at the offices of Winston & Strawn on the Closing Date unless an escrow is required by underwriters, in which case Closing shall take place at the offices of the Escrowee, or on such other date, time and place as the parties may mutually agree.

     15.02 Contributors' Deliveries. On the Closing Date, Contributors shall deposit in the escrow for each of the properties comprising the Real Estate the following:

          (i) The Deeds for that portion of the Real Property described on Exhibit A;

          (ii) Assignment of the Contracts, Leases, Intangible Personal Property and Licenses executed by the applicable Contributor, as provided in Section 2.01(b);

          (iii) Separate bill of sale executed by the applicable Contributor and the Nardi Entities, as the case may be, as provided in Section 2.01(c) and
(d), respectively;

          (iv) Agreement regarding Vacant Space executed by Stephen J. Nardi relating to the 1051 N. Kirk Road, Batavia, Illinois property in the form of Exhibit N;

          (v) Original executed counterparts of all Contracts, Leases and Licenses assigned to Company pursuant to Section 15.02(ii) above (or, where originals are unavailable, copies duly certified by the Contributor which is a party thereto as being true, correct and complete copies of the originals), together with an Assignment of same;

          (vi) Certificate dated as of the Closing Date executed by each Contributor and the Nardi Entities confirming that the representations and warranties of such entity are true and correct as of the Closing Date, except as modified by prior written notice to Company;

          (vii) An opinion of counsel regarding authority and enforceability of this Agreement and all Closing documents reasonably acceptable to Company;

          (viii) An ALTA Statement, GAP Undertaking, Broker's Affidavit and Manager's Affidavit in the form required by the Title Insurer;

          (ix) [Omitted]

          (x) Certificate(s) of occupancy issued by the appropriate governmental authorities authorizing use of each property comprising the Real Property as the same is presently used to the extent same are in the Contributors' possession;

          (xi) An executed Affidavit in the form attached hereto as Exhibit G or a qualifying statement from the U.S. Treasury Department that the transaction is exempt from the withholding tax requirement imposed by Section 1445 of the Internal Revenue Code and the rules and regulations promulgated thereunder ("Section 1445"). In the event that Contributors fail to deliver either the Affidavit or the qualifying statement as aforesaid, Contributors agree that Company may, at closing, deduct and withhold from the proceeds that are due to Contributor the amount necessary to comply with the withholding tax requirement imposed by Section 1445. Company shall deposit the amount so withheld in escrow with the Escrowee pursuant to terms and conditions acceptable to Contributors, Company and the Escrowee, but in any event, complying with Section 1445;

          (xii)  [OMITTED];

          (xiii) Letters to tenants of the Property in the form of Schedule 8 attached hereto;

          (xiv) A payoff letter from the holders of the Mortgages confirming its agreement to accept prepayment of loans at any time prior to the Closing Date for a prepayment fee not to exceed $1,620,000 (Company shall not be responsible to pay any default interest or costs).

          (xv) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by Company to fully effect and consummate the transactions contemplated hereby.

     15.03 Company's Deliveries. On the Closing Date, Company shall deliver the following to Contributors:

          (i) An ALTA Statement, GAP Undertaking, Affidavit that no property managers are employed in connection with the Property, and Broker's Affidavit in form required by the Title Insurer;

          (ii) The Contribution Price as provided in Article 3 hereof which shall, to the extent appropriate, be delivered to the Nardi General Partner Entity;

          (iii) Tax Indemnification Agreement in the form of Exhibit I attached hereto and made a part hereof;

          (iv)   Assumption Agreement relating to Leases and Contracts;

          (v) Opinion of Counsel regarding authority and enforceability of this Agreement, the Tax Indemnification Agreement, the other Closing Documents and containing the same opinions as given to the underwriters of the IPO in form reasonably satisfactory to Contributor;

          (vi) A supplement to this Agreement and a supplement to the Vacant Land Agreement by which the Company, the Partnership and the REIT supplement the representations and warranties made by each such party, respectively, to include all of the representations and warranties which each such party made to the underwriters of the IPO in the underwriting agreement which will be entered into in connection with the IPO;

          (vii)  A Put Agreement in the form of Exhibit L  attached hereto.

          (viii) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by Contributor to fully effect and consummate the transaction contemplated hereby.

     15.04 Concurrent Deliveries. Contributors and Company shall jointly deposit (or cause to be deposited) in the escrow or deliver to each other at closing: (i) an agreed proration statement, (ii) certificates complying with the provisions of state, county and local law applicable to the determination of transfer taxes; (iii) consulting agreement and employment agreement in the form of Exhibit J and Exhibit J-1, respectively, attached hereto and made a part hereof for Stephen J. Nardi and S. Craig Nardi respectively; and (iv) the Partnership Agreement in the form of Exhibit O attached hereto and made a part hereof.

     15.05 Closing Documents; Form, Execution and Substance. All closing documents to be furnished by any party pursuant hereto shall be in form, execution and substance reasonably satisfactory to the other party and its counsel.

     15.06 New York Style Closing. At the request of the Company or the Contributors, the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interests, delivery of the title policy or marked up Title Commitment described in Section 5.01 and the payment of the Contribution Price. The Contributors shall provide any undertaking (the "Gap Undertaking") to the Title Company necessary for the New York Style Closing to occur. The cost of New York style closing shall be paid by the Company unless the transaction fails to close, in which event Contributors and Company shall each pay fifty percent (50%) of the charges of the Title Company for such New York Style Closing.

     15.07 Concurrent Transactions. All documents or other deliveries required to be made by Company or Contributors at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Company, and Contributors shall have been made, and all concurrent or other transactions shall have been consummated.

     15.08  Leasing Commissions, Management Fees and Employees.  On the
Closing Date, Contributors shall terminate (effective 30 days after Closing) and satisfy all obligations to all employees employed by Contributors and the Nardi Entities in the operation of the Property (and whom Company has not retained) through the effective termination date for such employees, and provide Company with evidence thereof satisfactory to Company on the Closing Date. Partnership agrees that it will hire the employees identified on Exhibit H commencing as of the day following the Closing at the salaries provided on Exhibit H attached hereto. Contributors agree that all obligations with respect to the termination of all such employees of Contributors and the Nardi Entities, including termination benefits, earned prior to the effective termination date of such employees, and unfunded contributions or termination obligations with respect to the plans, agreements and trusts described in this Agreement shall be the sole responsibility and expense of Contributors and/or Nardi Entities, as the case may be, provided that Contributors and/or the Nardi Entities, as the case may be, shall not be responsible for any such obligations attributable to the employment of such employees by Company or its agents subsequent to the Closing Date. Contributors represent and warrant that no unpaid leasing fee or commission which is due and payable prior to Closing and which remains unpaid prior to Closing to any party in connection with any Lease or for extension or renewal of such Lease for any payment for services, commissions or fees in connection with the Property performed or incurred prior to the Closing Date, except as set forth in the Leases or Contracts delivered.

     15.09 Other Agreements. At Closing, Contributors and Partnership shall execute the Vacant Land Agreement in the form of Exhibit K attached hereto.

                                  ARTICLE 16

                                INDEMNIFICATION

     16.01 Contributors' Indemnity. Contributors hereby agree to indemnify, defend and hold harmless Company and its officers, shareholders, directors, employees and agents against any and all losses, liabilities, fines and penalties and damages, or actions or claims in respect thereof, except for liabilities specifically assumed by the Company pursuant to the terms of this Agreement (including, without limitation, amounts paid in settlement and reasonable cost of investigation, reasonable attorneys' fees and other legal expenses) resulting from claims (whether or not ultimately successful) to which the Company or any of its officers, shareholders, directors, employees and agents may become subject or which the Company or any of its officers, shareholders, directors, employees and agents may suffer or incur either directly or indirectly, insofar as such losses, liabilities or damages (or actions or claims in respect thereto) arising out of, are with respect to, or are based upon:

          (i) the inaccuracy in any material respect of any representation or warranty, or a breach of any covenant of any Contributor contained herein;

          (ii) any obligations, liabilities or charges of the Contributors not expressly assumed by the Partnership except to the extent that Partnership receives a credit therefor on the closing statement provided, however, that the foregoing shall not be construed as an environmental indemnity, it being intended by the parties that the Contributors' obligations regarding Hazardous Materials are as set forth in Section 12.01(u) hereof;

          (iii) any misrepresentation in, or omission of a material fact from, any certificate or instrument of transfer or conveyance to be furnished to the Company by or on behalf of the Contributors under this Agreement;

          (iv)   [Omitted];

          (v) any claim by any person for any leasing fee or commission due and payable prior to Closing in connection with any Lease;

          (vi)   [Omitted]; or

          (vii) any claim by any employee employed by Contributors in the operation of the Property whose employment was terminated at closing, or whose claim arose prior to the Closing Date.

     16.02 Company's Indemnity. Company hereby agrees to indemnify, defend and hold harmless Contributors and their officers, shareholders, directors, partners, employees and agents against any and all losses, liabilities, fines and penalties and damages, or actions or claims with respect thereto, except for liabilities specifically assumed by the Contributors pursuant to the terms of this Agreement (including, without limitation, amounts paid in settlement and reasonable cost of investigation, reasonable attorneys' fees and other legal expenses) resulting from claims (whether or not ultimately successful) to which the Contributors or any of their officers, shareholders, directors, partners, employees and agents may become subject or which the Contributors or any of their officers, directors, partners, employees and agents may suffer or incur either directly or indirectly, insofar as such losses, liabilities or damages (or actions or claims in respect thereto) arising out of, are with respect to, or are based upon:

          (i) the inaccuracy in any material respect of any representation or warranty, or a breach of any covenant of Company contained herein;

          (ii) any obligations, liabilities or charges of Contributors that are expressly assumed by Company or which Company receives a credit therefor on the Closing Statement;

          (iii) any misrepresentation in, or omission of a material fact from, any certificate or instrument of transfer or conveyance to be furnished to Contributors by or on behalf of Company under this Agreement;

          (iv)   [Omitted]; or

          (v) any damage done to the Property, any property of the tenants under the Leases or personal injury arising out of the Company's investigation of the Property.

          (vi) any damages or liability incurred by Contributors and/or their officers, directors, partners, employees and agents as a result of the Partnership's failure to pay off the Mortgages described on Schedule 3-A so long as the lender which holds such Mortgages has issued pay off letters for such Mortgages and has agreed to accept pay off of such Mortgages pursuant to such payoff letters.

                                  ARTICLE 17

                                    NOTICES

     17.01 Notices. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, postage prepaid or by overnight express courier, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally, on the next business day if delivered by overnight courier, or two business days after deposit in the mails if mailed by certified or registered mail. A party may change its address or addressees for receipt of notices by service of a notice of such change in accordance herewith.

          If to Company, the
          Partnership and/or
          the REIT to:               c/o The Prime Group, Inc.
                                     77 West Wacker Drive
                                     Suite 3900
                                     Chicago, IL 60601
                                     Attn: Jeffrey A. Patterson

          With a copy to:            c/o The Prime Group, Inc.
                                     77 West Wacker Drive
                                     Suite 3900
                                     Chicago, IL 60601
                                     Attn: Robert J. Rudnik, Esq.

          With a copy to:            Winston & Strawn
                                     35 West Wacker Drive
                                     Suite 4200
                                     Chicago, IL 60601
                                     Attn: Wayne D. Boberg, Esq.
                                     and William J. Ralph, Esq.

          If to Contributors, to:    c/o The Nardi Group, Ltd.
          (or to any one or          Chicago Metropolitan Headquarters
          more Contributors)         4100 Madison Street
                                     Hillside, IL 60161
                                     Attn:  Stephen J. Nardi, President

          With a copy to:            Bell, Boyd, Lloyd
                                     Three First National Plaza
                                     Suite 3200
                                     Chicago, Illinois 60602
                                     Attn: Thomas C. Homburger, Esq.
                                     and Gregory R. Andre, Esq.

                                  ARTICLE 18

                                 MISCELLANEOUS

     18.01 Entire Agreement, Amendments and Waivers. This Agreement and the Exhibits and Schedules attached hereto contain the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by both parties.

     18.02 Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing at no cost to Contributor as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

     18.03 Survival and Benefit. Except as otherwise provided herein, all representations, warranties, agreements, obligations and indemnities of the parties (including, but not limited to, Sections 3, 11, 12, 13, 14 and 16 of this Agreement) shall, notwithstanding any investigation made by any party hereto, survive Closing for a period of twelve (12) months and all agreements, obligations and indemnities of the parties shall, notwithstanding any investigation made by any party hereto, survive Closing for a period of twelve
(12) months and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     18.04 No Third Party Benefits. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and no third party is intended to or shall have any rights hereunder.

     18.05 Income Tax Withholding. Prior to Closing, Contributors shall deliver to Company evidence reasonably satisfactory to Company (which evidence may include the indemnity of Stephen J. Nardi) that the sale of the Property to Company hereunder is not subject to, and does not subject Company to liability under, Section 902(d) ("Section 902(d)") of the Illinois Income Tax Act (the "Act"). If said evidence is not so delivered to Company, as aforesaid, then Contributors shall, or Company may, notify the Illinois Department of Revenue ("Department") of the intended sale and request the Department to make a determination as to whether the Contributors have an assessed, but unpaid, amount of tax, penalties, or interest under the Act. Contributors agree that Company may, at closing, deduct and withhold from the proceeds that are due Contributors the amount necessary to comply with the withholding requirements imposed by Section 902(d). Company shall deposit the amount so withheld in escrow with the Escrowee pursuant to terms and conditions acceptable to Contributors and Company, but in any event, complying with Section 902(d).

     18.06  Interpretation.

          (a) The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

          (b) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

          (c) The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

          (d) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (e) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to "days" shall mean calendar days.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          (g) Whenever under the terms of this Agreement the consent of a party is required to be given or obtained, such consent shall not be unreasonably withheld, conditioned or delayed.

          (h) Time is of the essence of this Agreement.

     18.07 Company's Investigation and Inspections. Except as otherwise provided herein, any investigation or inspection conducted by Company, or any agent or representative of Company, pursuant to this Agreement, in order to verify independently Contributors' satisfaction of any conditions precedent to Company's obligations hereunder or to determine whether Contributors' warranties are true and accurate, shall not affect or constitute a waiver by Company on any of Contributors' obligations hereunder or Company's reliance thereon. Company agrees that to the extent it discovers, prior to Closing, information which renders any of Contributors' representations or warranties untrue, Company will notify Contributors of such information in writing within five (5) business days of gaining knowledge and in all events prior to the Closing Date.

     18.08 Assignment. Prior to the Closing Date, the Company shall assign all of its right, title and interest in and to this Agreement to the Partnership in addition to the Partnership's present obligations under the covenants, representations and warranties contained in Section 3.04 hereof. Other than the foregoing assignments to the Partnership, the Company may not assign this Agreement and its right, title and interest thereunder. Upon the assignment of this Agreement to Partnership, the Company will not be released from its obligations hereunder to the Contributors, which obligations, indemnities, representations and warranties shall remain in favor of Contributors. Notwithstanding anything contained herein to the contrary, any and all references in this Agreement to the Property being contributed and/or conveyed to the Company shall mean the Contributors contributing and/or conveying to the Partnership simultaneously with the IPO on the Closing Date. In addition, Contributors shall have no obligation to contribute and/or convey the Property to the Company, all of Contributors' obligations hereunder being to contribute and/or convey the Property to the Partnership.

     18.09 Confidentiality. Partnership and Contributors covenant and agree that all "Confidential Information" (as hereinafter defined) concerning the terms of this Agreement, as well as the identity of the parties to the transaction contemplated hereby and all information concerning the Real Property (including without limitation, all Confidential Information obtained by the Company from Contributors prior to Closing) shall be kept in strictest confidence by the parties prior to the Closing. In the event the transaction does not close, the Company shall return to Contributors all Confidential Information obtained by Company from Contributor and shall not disclose any Confidential Information previously obtained.

     "Confidential Information" means any information identified in writing as such by the party as "Confidential subject to the Permitted Disclosures as hereinafter defined."

     After the occurrence of the Closing, the Company or the Partnership and the Contributors shall make a joint written disclosure concerning the transaction. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit the Company, the Partnership or the REIT from making (a) disclosures to officers, employees, agents, consultants, advisors, attorneys and any other person or entity who needs to know in order to assist the Partnership in its acquisition of the Real Property and the underwriters for the securities of the REIT in connection with the IPO and their counsel and consultants, (b) any disclosure required by law, including any such disclosure required by any federal, state or local governmental agency or court of competent jurisdiction, or pursuant to SEC reporting and registration requirements, or (c) any disclosure which is reasonably necessary to protect any such party's interest in any action, suit or proceeding brought by or against such party and relating to the Real Property or the subject matter of this Agreement (collectively, the "Permitted Disclosures").

     18.10 Exhibits and Schedules. Contributors shall deliver Exhibits A, A-1, A-2, A-3, B, C, D, E and F, and Schedules 1, 1-A, 2, 2-A, 3, 5, 9 and 10 to Company within seven (7) days after the date hereof, and Company shall deliver Exhibits H, J, J-1, M, N and O and Schedule 8 to Contributors within seven (7) days after the date hereof. Stephen J. Nardi (and his counsel) on behalf of Contributors and the Company (and its counsel) shall review and comment on the other party's Exhibits and Schedules within seven (7) days following receipt of such Exhibits and Schedules. The parties shall have seven (7) days thereafter to agree upon all such Exhibits and Schedules. In the event any one or more of such Exhibits and/or Schedules are not agreed upon in such seven (7) day period, either party may upon written notice to the other party terminate this Agreement. Upon approval by a party, all of the representations and warranties of a party with respect to such Exhibits and Schedules shall be applicable thereto as if attached hereto. The delivery of Exhibits and Schedules after the execution and delivery of this Agreement shall not in any manner affect the validity of this Agreement.

     18.11 Limitation on Liability. Notwithstanding anything to the contrary set forth in this Agreement, (a) prior to Closing, a party ("Non-Defaulting Party") shall look solely to the assets of the Land Trusts up to $1,000,000.00 if the Contributors are the defaulting parties, or the assets of the Company, the Partnership, and the REIT if the Company, the REIT and/or the Partnerships is the defaulting party for satisfaction of any monetary claims against the defaulting party; and (b) after Closing, any monetary claims against the defaulting party resulting from a breach of such party's representations, warranties and indemnifications shall be satisfied solely from the common units in the Partnership of the defaulting party up to an aggregate amount of ten percent (10%) of such defaulting party's common units in the Partnership. In no case shall any claim against a defaulting party be asserted against its beneficiaries, partners, members, shareholders or officers, as the case may be.


                     [SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by Contributor and Company on the respective dates set forth beneath each of their signatures and is intended to be effective as of the latest such date.


                              CONTRIBUTORS:

                                         /s/ Stephen J. Nardi
                              ---------------------------------------------
                                   Stephen J. Nardi [as the beneficial
                                    owner of Property Nos. 1, 24, 25]


                              MADISON GROUP

                              By /s/ Stephen J. Nardi
                                -------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 2]


                              MADISON GROUP 90

                              By /s/ Stephen J. Nardi
                                -------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 3]


                              MADISON GROUP 200

                              By /s/ Stephen J. Nardi
                                -------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 4]


                              NARCO 350 ASSOCIATES

                              By /s/ Stephen J. Nardi
                                -------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 5]

                              NARCO 4300 ASSOCIATES

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 6]


                              NARCO ELMHURST CENTER

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property Nos. 7,
                                8, 9, 10 and 11]


                              NARCO GARY AVENUE ASSOCIATES

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 12]


                              NARCO-HILLSIDE CENTER FOR INDUSTRY

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property Nos. 13
                                and 14]


                              NARCO MANNHEIM I

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 15]

                                  Schedule 1


                             Permitted Exceptions
                             --------------------


1. Taxes and assessments becoming a lien in the calendar year in which the Closing occurs but which are not, as of the date of Closing, due and payable.

2. Existing farm leases and any new farm leases entered into hereafter in accordance with this Agreement.

3. Matters shown on the survey which do not (i) interfere with the improvements or use of the Property permitted under present zoning laws, (ii) violate zoning or building line restrictions or (iii) constitute an encroachment.

4. Title exceptions which (i) would not be violated or prohibited by the improvements or use of the Property permitted under present zoning laws,
    (ii) do not contain reverter or forfeiture provisions or (iii) do not limit the marketability or insurability of title to the Property.

             RIDER ATTACHED TO AND MADE A PART OF REAL ESTATE SALE CONTRACT ("CONTRACT") DATED OCTOBER 20, 1997, BY AND AMONG
          THE PRIME GROUP, INC. AN ILLINOIS CORPORATION ("COMPANY"),
               PRIME GROUP REALTY TRUST, A MARYLAND REAL ESTATE
                        INVESTMENT TRUST ("REIT"), AND
           PRIME GROUP REALTY, L. P., A DELAWARE LIMITED PARTNERSHIP
                                ("PARTNERSHIP")
    CAROL STREAM INDUSTRIAL PARK JOINT VENTURE, NARCO PROPERTIES AND NARCO
                 DEVELOPMENT CO. (COLLECTIVELY, REFERRED TO AS
              "CONTRIBUTORS" AND INDIVIDUALLY AS A "CONTRIBUTOR")
          WITH RESPECT TO THE PROPERTY LEGALLY DESCRIBED ON EXHIBIT A
              ATTACHED HERETO AND MADE A PART HEREOF ("PROPERTY")



R-1. Conflict. In the event of a conflict between the terms of this typewritten Rider and the printed form contract to which this Rider is affixed, the terms of this Rider shall be controlling. As used herein, the term "Contract Date" shall mean and refer to the date on which a counterpart of this Contract, executed by Contributors, is received by Partnership.

R-2. Contribution Price. The contribution price (the "Contribution Price") to be paid by Partnership to Contributors for the Property shall be equal to the product of: (a) Three and 00/100 Dollars ($3.00), multiplied by (b) the number equal to the number of gross square feet of such portion of the Property, minus the number square feet of such portion of the Property consisting of streets and/or roads; provided, however, the number of acres acquired by Partnership at any time shall be not less than two (2) acres and Partnership shall acquire not less than twenty
       (20) acres on or before the first anniversary of the date hereof, and shall acquire not less than an additional twenty (20) acres on or before each succeeding anniversary of the date hereof through and including the fifth anniversary of the date hereof. The portion of the Property selected by the Partnership for each closing hereunder shall consist of such portion of a parcel or parcels which shall leave any remaining portion of a parcel commercially useful for development. The Property (or portion thereof selected by the Partnership) shall be contributed to the Partnership in exchange for general partner common units equal in value to the amount calculated by dividing the Contribution Price by the average daily closing price for the REIT common stock for the ten trading days immediately prior to the Closing Date for such portion of the Property.

R-3. Survey and Title Commitment. (a) Not less than five (5) days prior to the Closing Date (as defined in (P)R-5 hereinafter), Partnership shall obtain an updated version of the Title Commitment previously issued to Partnership, dated no earlier than thirty (30) days prior to the Closing Date, in the amount of the Contribution Price, containing no exceptions to title other than exceptions which are set forth on Schedule 1 attached hereto and made a part hereof. The Partnership shall also obtain, not less than five (5) days prior to the Closing Date, a survey updated to a date no earlier than thirty (30) days prior to the Closing Date (or obtain from Contributors an affidavit of no change if there have been no changes since the date of the Survey delivered to Partnership). The Partnership shall pay for the cost of the title commitment and survey at Closing.

          (b) If the Title Commitment discloses claims, liens, exceptions, conditions or other items (a "Defect") with respect to a specific parcel of the Real Property (the "Affected Parcel") which are not Permitted Exceptions and which are unacceptable to the Company as inconsistent with the intended use of the Affected Parcel after Closing, the Company shall give the Contributor of the Affected Parcel (the "Affected Contributor") written notice thereof within ten days after receipt of such title commitment. Following the giving of such notice, the removal, cure or insuring over of such a Defect shall be a condition precedent to the Company's obligation to accept a contribution of the Affected Parcel. If the Affected Contributors fail to remove, cure or cause the Title Insurer to insure over the Defect in a manner reasonably satisfactory to the Company within twenty (20) days after delivery of the Company's notice of the Defect to the Affected Contributor, then the Company shall, within five (5) days thereafter, elect by written notice to be received by such Affected Contributor on or before such fifth (5th) day, to

            (i) terminate this Agreement with respect to the Affected Parcel, in which case the Affected Parcel shall no longer be part of the Real Property which is to be contributed to the Partnership and the parties shall have no further rights or obligations hereunder with respect to such Affected Parcel except for those rights and obligations which expressly survive any such termination, or

            (ii) proceed with the transaction with respect to such Affected Parcel pursuant to the remaining terms and conditions of this Agreement, in which event the Company may, prior to Closing, cure, satisfy or insure over any such Defect which can be cured by the expenditure of money and reduce the general partnership interests allocated to the Nardi general partner by the amount so expended, provided that the total amount of such reductions shall not exceed
            (1) One

            Thousand Dollars ($1,000.00) in the aggregate on title endorsements, attorneys' fees and expenses and other out-of-pocket costs for clearance purposes with respect to all parcels comprising the Real Property other than for the Defects enumerated in clause (2) immediately following or (ii) Ten Thousand Dollars ($10,000.00) per acre, to remove, bond over or insure over any judgments against all Contributors or Land Trusts or mechanics' liens (which do not result from acts or omissions on the part of Company or the Partnership) which have attached to and become a lien against any of the parcels of the Real Property, except that there shall be no such limitation with regard to clearance of liens and encumbrances voluntarily and intentionally recorded after the date of the Title Commitments against any of the parcels constituting the Real Property by or at the direction of any of the Contributors.

       If the Company fails to give the Affected Contributor timely notice of its election following the Affected Contributor's failure to cure, remove or insure over a Defect in a timely manner, the Company shall be deemed to have elected the option contained in subparagraph (b) above. Company shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

          (c) At Closing, Contributors shall deliver to Partnership an Affidavit of Title in customary form covering the Closing Date and showing title in such Contributors subject only to the Permitted Exceptions.

R-4. Investigations. From time to time prior to the Closing Date, the Partnership shall have the right to conduct any tests and inspections of the Property which are reasonably desired by the Partnership, including environmental testing, and to conduct any studies reasonably desired by Partnership relative to the feasibility of the proposed purchase and development of the Property and/or relative to compliance with all applicable requirements and conditions relative to the purchase, ownership and development of the Property (such tests, inspections and studies are collectively referred to as "Investigations"), provided that Partnership shall deliver to Contributors at least twenty-four (24) hours advance notice of each entry on the Property, with a description of the proposed activity, which notice can be verbal, but Partnership agrees to endeavor to give as much advance notice of each entry as is possible, with the intent that, if possible, Partnership will deliver such notice to Contributors in writing at least three (3) days prior to each entry. Such Investigations must be performed at no cost or expense to Contributors and with no material change with respect to the condition of the

       Property which could adversely affect the marketability or value thereof. If any such change occurs, Partnership shall be responsible therefor and shall immediately advise Contributors of same. Partnership shall promptly take any and all reasonable remedial measures directed by Contributors, at Partnership's sole risk and expense, and if Partnership fails to remedy any such change, Contributors shall have the right, but not the duty, to arrange for such remedial measures at the sole risk and expense of Partnership and all amounts paid by Contributors shall be reimbursed by the Partnership within 5 days after written demand from Contributors. Partnership shall indemnify, defend and hold Contributors and their officers, shareholders, directors, partners, employees and agents harmless against any liability, claim, action, loss, damage, cost or expense, including without limitation, attorney's fees and expenses, arising in connection with Partnership's investigation or the presence of Partnership's representatives on the Property (including agents and consultants for environmental and soil testing).

       Partnership agrees to deliver to Contributors, without charge to Contributors, as soon as each becomes available to Partnership, copies of each report, other than financial documentation, from any of the Investigations. Contributors hereby acknowledge that a reasonable number of soil borings conducted in accordance with reasonable and customary care and diligence is not a prohibited activity and shall not be considered a material change in the condition of the Property which could adversely affect the marketability or value thereof, provided that Partnership promptly performs customary site restoration.

R-5. Closing Date. Each closing shall occur on one or more dates, (each a "Closing Date") designated by Partnership by written notice to Contributors, which date shall be no earlier than thirty (30) days and no later than sixty (60) days after Contributors receive said notice from the Partnership, or on such other date as Contributors and Partnership shall agree in writing. In all events, the final Closing Date for the contribution of the then remaining Property shall occur on or before the fifth anniversary of the date hereof.

R-6.   Representations and Warranties.

       (1) Representations and Warranties of the Contributors. Each Contributor warrants and represents, which warranties and representations shall be true on and as of the date hereof and on and as of each of the applicable Closing Date(s) to the extent same are true, and to the extent same are not true, then describing the circumstances or manner in which such representations and warranties are not true. Notwithstanding anything to the contrary hereof, for purposes of this Agreement, the term "Knowledge" shall mean the actual knowledge of Stephen

       J. Nardi without having any duty to inquire or investigate. Each Contributor agrees to give Partnership written notice of any information which makes any representation or warranty untrue with respect to a Property 15 days prior to the Closing for such portion of the Property and disclosure of such information shall not be deemed a breach of a representation or warranty by Contributors or a default by Contributors under this Agreement in the absence of willful or intentional acts or omissions or gross negligence by such Contributors.

          (a) Except as set forth hereinafter, such Contributor has not granted any person, firm or corporation any lease, leasehold estate, possessory right, option to lease or purchase, or any other interest in the Property or any part thereof.

          (b) To the best of such Contributor's knowledge, such Contributors has not received any written notice of any pending action in any court or administrative agency to condemn or acquire, by eminent domain or otherwise, all or any part of the Property, to zone or rezone the same or to impose or foreclose any liens or liability for any environmental violations.

          (c) Except as disclosed in the Environmental Reports described in
       Schedule 9 attached hereto, to the best of such Contributors's knowledge, during Contributors's ownership of the Property, (i) no Hazardous Materials (as defined below) have been released into the environment, or discharged, placed or disposed of at, on or under the Property by Contributors or by its agents or employees; (ii) no underground storage tanks have been located on the Property by Contributors or by its agents or employees; (iii) the Property has not been used as a dump for waste material by such Contributor or by its agents or employees during its ownership; and (iv) such Contributors has not received any written notice from any Governmental Authority or Tenant that the Property and its prior uses does not comply with and at all times have complied with, any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials.

          The term "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of Illinois, or the United States Government, including, but not limited to, any material or substance which is (i) defined as a "hazardous waste," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of Illinois law, (ii) so called friable asbestos, (iii) polychlorinated biphenyl, (iv) radioactive material, (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1317), (vi) defined as a
       "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. (42

       U.S.C. (S) 6903), or (vii) defined as a "hazardous substance" pursuant to
       Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601). The term "Environmental Laws" shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials in effect as of the date of this Agreement.

          Additionally, but not in lieu of Contributors's affirmative undertakings set forth herein, Contributors agrees to indemnify, defend and hold harmless Company and its grantees from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorneys' fees and expenses, consultants' fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Company and its grantees as a result of any such representation which is in any manner materially inaccurate or any such warranty which is in any manner breached in any material respect.

          (d) To the best of such Contributor's knowledge, such Contributor has not received any written notice of any action pending, or to the best of such Contributors's knowledge threatened, in law or in equity, or in any administrative court or proceeding, which may or might affect the title to the Property.

          (e) To the best of such Contributor's knowledge, such Contributor has not received any written notice that the Property is not in compliance with all statutes, laws and ordinances applicable thereto.

          (f) To the best of such Contributors's Knowledge, attached as Exhibit B is a true, correct and complete copy of all contracts relating to any portion of the Property. To the best of Contributors's knowledge, there are no defaults under any of the Contracts, and the Contracts are in full force and effect.

          Notwithstanding anything contained herein to the contrary, in the event that the Partnership gains knowledge prior to the Closing that any representation or warranty contained in this Agreement is untrue or inaccurate, Partnership shall, within five (5) business days after gaining such knowledge but in no event subsequent to the Closing Date, provide Contributors with written notice of such and in the event that the Partnership closes on the acquisition of the Property, then the Partnership irrevocably waives any right to claim any damages against

       Contributors for the breach of such representation or warranty and Contributors shall have no liability to the Partnership resulting therefrom.

          EXCEPT AS OTHERWISE SPECIFICALLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH MAY BE EXECUTED BY Contributors AND DELIVERED TO THE PARTNERSHIP AT CLOSING: (1) THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ON AN "AS IS-WHERE IS" CONDITION AND BASIS WITH ALL FAULTS, (2) THE PARTNERSHIP ACKNOWLEDGES THAT Contributors HAS NOT MADE ANY REPRESENTATIONS TO THE PARTNERSHIP WITH RESPECT TO THE PROPERTY WHICH ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WITH REGARD TO THE HABITABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

       (2) Representations, Warranties and Covenants of the Company, the Partnership and the REIT.

          (a) The Partnership will elect the "traditional method" set forth in Treasury Regulation Section 1.704-3(b) (absent a Final Determination to the contrary) to allocate tax attributes related to the Property as "Section 704(c) Property" (as such term is defined in Treasury Regulation
       Section 1.704-3(a)(3)) or which are in any other way governed by the provisions of Section 704(c) of the Internal Revenue Code of 1986, as amended ("Section 704(c) allocations") or any successor section thereto.

          (b) Partnership is a partnership for federal income tax purposes, and is not an entity referred to in Section 721(b) of the Internal Revenue Code of 1954 as amended, (the "Code") or a "publicly traded partnership" within the meaning of Section 7704 of the Code.

          (c) Partnership shall utilize the traditional method of depreciation allocation under Section 704(c) of the Code.

          (d) Company is a corporation duly organized and in good standing under the laws of the State of Illinois, and is duly qualified to do business in and is in good standing under the laws of the State of Illinois.

          (e) Company has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Company pursuant hereto, and all required action and approvals therefor have been duly taken and claimed. The individuals signing this Agreement and all other documents its executed or to be executed pursuant hereto on behalf of Company are and shall be duly authorized to sign the same on Company's behalf and to bind Company thereto. This Agreement and all documents to be executed pursuant hereto by Company are and shall be binding upon and enforceable against Company in accordance with their respective terms.

          (f) The REIT is organized as a "real estate investment trust" under Sections 856 through 860 of the Code. The REIT will elect to be taxed as a "real estate investment trust" under the Code.

R-7. TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The obligation of each party to close each transaction contemplated hereunder shall be conditioned upon receipt prior to each Closing of a certification by such party confirming the truth and accuracy of all of the representations and warranties made by such part at the IPO Closing, and to the extent not true and accurate, then describing the circumstances or manner in which such representations and warranties are not true. The obligation of a party (the "Closing Party") to close the transaction contemplated hereby is, at the Closing Party's option, and except as otherwise provided herein, subject to all representations and warranties of the other party (the "Other Party") contained in this Agreement being true and correct in all material respects at and as of the Closing Date (or to the extent not true, same shall be disclosed to the Closing Party, and the Closing Party shall have agreed in writing to such matters within five (5) business days after receipt of such notice, and elects to nevertheless close). Upon failure of any condition precedent as set forth in this Section, a Closing Party may, by written notice to the Other Party and failure by such Other Party to cure same within 10 days after such notice, elect at any time thereafter to terminate this Agreement by written notice to such Other Party in which event this Agreement shall be null and void, and except as otherwise provided in this Agreement, the parties shall have no further obligations to the other hereunder.

R-8. Operation and Maintenance of Property. Pending the closing, Contributors will operate and maintain the Property in compliance with applicable law and in the same manner as the Property has heretofore been operated and maintained and, without the prior written consent of Partnership or (except as otherwise provided herein , Contributors will neither: (a) enter into any contract to sell or lease (except for a farm lease) any portion of the Property or any agreement relating to the Property, nor
       (b) further encumber or grant any interest in the Property, nor (c) enter into any service contracts (other than seasonal contracts or other arms length contracts with third parties in the ordinary course of business) unless same can be terminated on no more than thirty (30) days' notice.

R-9. Zoning Proceedings. Contributors agrees that it will join with Partnership (and execute such documents and applications as Partnership shall require) and shall reasonably cooperate with and provide reasonable assistance to, Partnership in any and all zoning, building, subdivision and consolidation applications and proceedings (the "Zoning Proceedings") which Partnership determines are necessary or required to permit the use of the future improvements located on the Property consistent with the existing zoning classifications as a business park for office/industrial warehouse buildings. All such Zoning Proceedings shall be undertaken and procured at the sole cost and expense of Partnership and Partnership shall reimburse Contributors for the actual out-of-pocket expenses, including without limitation, attorneys fees, incurred by Contributors in cooperating with the Partnership. Partnership may not seek any change in the existing zoning classification of the Property as an office/industrial warehouse business park.

R-10. Bulk Sales. At each Closing, Contributor shall deliver to Company evidence reasonably satisfactory to Company (which evidence may include the indemnity of Stephen J. Nardi) that the sale of the Property to Company hereunder is not subject to, and does not subject Company to liability under, Section 902(d) ("Section 902(d)") of the Illinois Income Tax Act (the "Act"). If said evidence is not so delivered to Company, as aforesaid, then Contributor shall, or Company may, notify the Illinois Department of Revenue ("Department") of the intended sale and request the Department to make a determination as to whether the Contributor has an assessed, but unpaid, amount of tax, penalties, or interest under the Act. Contributor agrees that Company may, at closing, deduct and withhold from the proceeds that are due Contributor the amount necessary to comply with the withholding requirements imposed by Section 902(d). Company shall deposit the amount so withheld in escrow with the Escrowee pursuant to terms and conditions acceptable to Contributor and Company, but in any event, complying with Section 902(d).

R-11. FIRPTA. Prior to the closing of the transaction contemplated by the provisions of this Contract and as a condition of such closing, Contributors shall deliver to Partnership a certificate with respect to Contributors's non-foreign status sufficient to comply with the requirements of Section 1445 of the Internal Revenue Code of the United States of America and all regulations applicable thereto (all herein collectively referred to as "FIRPTA"). If Contributors shall fail to furnish the certifications described above, Partnership, in its sole discretion, may withhold from the proceeds of sale payable by Partnership hereunder, an amount sufficient to comply with the requirements of FIRPTA. Notwithstanding anything to the contrary contained herein, Contributors does hereby covenant and agree with the Partnership to forever fully protect, defend and save the Partnership harmless from and against all losses, costs, damages, attorney's fees and expenses which Partnership may suffer, expend or incur under, or by reason or in consequence of such Contributors violation of the provisions of FIRPTA. The provisions of this paragraph shall survive the closing.

R-12. Broker. Each party hereto warrants (which warranty shall survive the closing) that neither party has engaged nor dealt with any broker in connection with this transaction and hereby indemnifies and agrees to hold the other harmless for a breach of such warranty.

R-13. Architectural Review Committee. At a Closing when Partnership has acquired all remaining Property in a business park controlled by Stephen
       J. Nardi, the affected Contributor shall assign to Partnership all of its right, if any, as developer pursuant to the recorded covenants for such business park and cause all members of the Architectural Review Committee and/or Property Owners Association established for such business park to resign (other than third parties not related to Contributors, its general partners or related parties) effective as of Closing. In addition, Contributors shall turn over to Partnership all books and records relating to same at Closing.

R-14. Governing Law. This Contract shall be governed and construed in accordance with the laws of the State of Illinois.

R-15. Entire Agreement. This Contract constitutes the entire agreement and understanding of the parties hereto and this Contract may not be amended, modified or supplemented except by an instrument in writing duly executed by the parties hereto. This Contract supersedes any and all prior written or oral agreement or understanding between the parties in connection with this transaction.

R-16. Assignment. This Agreement may not be assigned by either party without the written consent of the other party.

R-17. Successors and Assigns. The provisions of this Contract shall inure to the benefit of, and be binding upon, the respective parties and their respective successors and assigns.

R-18. Survive Closing. All representations and warranties with respect to a portion of a Property which is acquired shall survive for a period of twelve (12) months following any Closing of such portion of the Property. All agreements and obligations of a party hereunder, the performance of which it is contemplated will occur after Closing, shall survive Closing.

R-19. Default. (a) In the event a Contributor defaults under this Contract, and such default continues for ten (10) days after written notice of such default, Partnership, shall be entitled as its sole and exclusive remedy either to sue Contributors for specific performance in order to enforce Contributors' obligations under this Agreement or to sue for the Partnership's (or Company's or the REIT's, as the case may be) actual damages incurred or suffered on account of such default.

          (b) In the event Partnership, Company or REIT defaults under this Contract, and such default continues for ten (10) days after written notice of such default, Contributors shall be entitled, as their sole and exclusive remedy, to sue for an amount equal to its actual damages incurred or suffered on account of such default.

R-20. Notices. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, postage prepaid or by overnight express courier, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective upon receipt if delivered personally, on the next business day if delivered by overnight courier, or two business days after deposit in the mails if mailed by certified or registered mail. A party may change its address or addressees for receipt of notices by service of a notice of such change in accordance herewith.

          If to Company, the
          Partnership and/or
          the REIT to:               c/o The Prime Group, Inc.
                                     77 West Wacker Drive
                                     Suite 3900
                                     Chicago, IL 60601
                                     Attn: Jeffrey A. Patterson

          With a copy to:            c/o The Prime Group, Inc.
                                     77 West Wacker Drive
                                     Suite 3900
                                     Chicago, IL 60601
                                     Attn: Robert J. Rudnik, Esq.

          With a copy to:            Winston & Strawn
                                     35 West Wacker Drive
                                     Suite 4200
                                     Chicago, IL 60601
                                     Attn: Wayne D. Boberg, Esq.
                                       and William J. Ralph, Esq.

          If to Contributors, to:    c/o The Nardi Group, Ltd.
          (or to any one or          Chicago Metropolitan Headquarters
          more Contributors)         4100 Madison Street
                                     Hillside, IL 60161
                                     Attn:  Stephen J. Nardi, President

          With a copy to:            Bell, Boyd, Lloyd
                                     Three First National Plaza
                                     Suite 3200
                                     Chicago, Illinois 60602
                                     Attn: Thomas C. Homburger, Esq.
                                       and Gregory R. Andre, Esq.


R-21. Limitation on Liability. Notwithstanding anything to the contrary set forth in this Agreement: (a) prior to Closing, a party ("Non-Defaulting Party") shall look solely to the assets of the Land Trusts up to $1,000,000.00 if the Contributors are the defaulting party, or the assets of the Company, the Partnership and the REIT, if the Company, the REIT or the Partnership are the defaulting party, for satisfaction of any monetary claims against the defaulting party; and (b) after the Closing, any monetary claims against the defaulting party resulting from a breach of such party's representations, warranties and indemnifications shall be satisfied solely from the common units in the Partnership of the defaulting party up to an aggregate amount of ten percent (10%) of such defaulting party's common units in the Partnership. In no case shall any claim against a defaulting party be asserted against its beneficiaries, partners, members, shareholders or officers, as the case may be.


                              PARTNERSHIP:

                              PRIME GROUP REALTY, L.P., a Delaware limited partnership

                              By: Prime Group Realty Trust, a Maryland real
                                  estate investment trust

                                    By:
                                       -------------------------------------
                                    Name:
                                         -----------------------------------
                                    Title:
                                          ----------------------------------



                              REIT:

                              PRIME GROUP REALTY TRUST, a Maryland real estate investment trust



                              By:
                                 -------------------------------------------
                              Name:
                                   -----------------------------------------
                              Title:
                                    ----------------------------------------



                              COMPANY:

                              THE PRIME GROUP, an Illinois corporation



                              By:
                                 -------------------------------------------
                              Name:
                                   -----------------------------------------
                              Title:
                                    ----------------------------------------


                              CONTRIBUTORS:

                              CAROL STREAM INDUSTRIAL PARK JOINT VENTURE, an Illinois general partnership



                              By:
                                 -------------------------------------------
                              Name:
                                   -----------------------------------------
                              Title:
                                    ----------------------------------------

                              NARCO PROPERTIES, LTD.



                              By:
                                 -----------------------------
                              Name:   Stephen J. Nardi
                              Title:  General Partner



                              NARCO DEVELOPMENT CO.



                              By:
                                 -----------------------------
                              Name:   Stephen J. Nardi
                              Title:  General Partner

                                   EXHIBIT L

                             PUT OPTION AGREEMENT
                             --------------------


     THIS PUT OPTION AGREEMENT is made and entered into as of this ____ day of ____, 1997 (this "Agreement") by and between ____________________ (the "NAC
General Partner") and PRIME GROUP REALTY TRUST, a Maryland real estate investment trust ("PRT") and Prime Group Realty, L.P., a Delaware limited partnership (the "Operating Partnership").


                             W I T N E S S E T H :

     WHEREAS, the NAC General Partner is a general partner of the Operating Partnership and owns ____ Common Units of general partnership interest (the "GP Common Units") in the Operating Partnership;

     WHEREAS, PRT is the managing general partner of the Operating Partnership;

     WHEREAS, PRT has outstanding common shares of beneficial interest, $.01 par value (the "Common Shares"), which are listed and traded on the New York Stock Exchange;

     NOW, THEREFORE, in consideration of ten dollars and the mutual representations, covenants and agreements described in the Agreement and herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Section 1.  Grant of Put Option; Purchase Price.
            -----------------------------------

     PRT and the Operating Partnership hereby grant to the NAC General Partner two irrevocable options to put portions of its GP Common Units (individually, a "Put Option" and, collectively, the "Put Options") to PRT and the Operating Partnership for cash at a per Common Unit price (the "Per Common Unit Price") equal to 95% of the average daily closing price for Common Shares for the ten trading days immediately prior to the Closing (as hereinafter defined) of each respective Put Option. The aggregate purchase price for the GP Common Units (the "Purchase Price") for each Put Option shall be an amount equal to the Per Common Unit Price multiplied by the total number of GP Common Units being put by the NAC General Partner at the Closing of each respective Put Option. The first exercise of the Put Option may be for all or less than all of the GP Common Units then held by the NAC General Partner, but shall be for no less than 50% of the NAC General Partner's GP Common Units; the second exercise shall be for all, but not less than all, of the GP Common Units then owned by the NAC General Partner.

Section 2.  Term of Put Options.
            -------------------

     The Put Options shall be first exercisable commencing on the date that is twenty-one months from the date hereof and terminating on the date the NAC General Partner no longer owns any of the GP Common Units. The Put Options may be exercised twice by the NAC General Partner. The first exercise shall occur no earlier than twenty one months from the date hereof and the second exercise shall occur no earlier than thirty-two months from the date hereof.

Section 3.  Exercise of Put Options.
            -----------------------

     The Put Options may be exercised by the NAC General Partner at any time prior to their expiration pursuant to Section 2 hereof upon delivery to PRT and the Operating Partnership by the NAC General Partner of a written notice of the election by the NAC General Partner to exercise such Put Option.

Section 4.  Closing.
            -------

     Within sixty (60) days of the delivery of the written notice of exercise of a Put Option pursuant to Section 3 hereof, the Operating Partnership and PRT and the NAC General Partner shall close (the "Closing") the purchase and sale of the GP Common Units at the offices of PRT on a mutually agreeable date. At the Closing, PRT shall deliver to the NAC General Partner the Purchase Price in immediately available funds and the NAC General Partner shall deliver the GP Common Units to PRT. The GP Common Units shall be delivered by the NAC General Partner to PRT free and clear of all liens, claims and encumbrances of any kind. The NAC General Partner hereby agrees to execute and deliver to PRT at the Closing such other agreements, instruments, certificates and documents as are reasonably requested by PRT to effect the transfer of the GP Common Units pursuant to the Put Option purchase and sale.

Section 5.  Amendment, Modification and Waiver.
            ----------------------------------

     This Agreement may not be amended or modified or any provision, right or obligation hereunder waived except by a writing signed by both parties hereto.

Section 6.  Severability.
            ------------

     Any invalidity, illegality or unenforceability of any provision of this Agreement shall not render invalid, illegal or unenforceable the remaining provisions hereof.

Section 7.  Headings.
            --------

     The headings contained herein are for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 8.  Governing Law.
            -------------

     This Agreement shall be governed by and construed under the laws of the State of Illinois without regard to the principles of conflicts of laws.

Section 9.  Assignability.
            -------------

     This Agreement shall not be assigned by either the NAC General Partner or PRT and the Operating Partnership without the express written consent of the other parties hereto.

Section 10.  Notices.
             -------

     All notices hereunder shall be in writing and effective (i) upon receipt, if delivered in person or (ii) three days after the same shall have been deposited in the U.S. mail, via registered or certified mail, to the address set forth on the signature page hereto.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

PRIME GROUP REALTY, L.P.
                                     -------------------------------------------
                                     -------------------------------------------
By:  Prime Group Realty Trust        -------------------------------------------
Its: Managing General Partner


     By:                             By:
         ------------------------        ------------------------
     Its:                            Its:
         ------------------------        ------------------------

                                     PRIME GROUP REALTY TRUST
                                     77 West Wacker Drive
                                     Suite 3900
                                     Chicago, Illinois 60603


                                     By:
                                         ------------------------
                                     Its:
                                         ------------------------

                                  SCHEDULE 7
                                  ----------

                          TENANT ESTOPPEL CERTIFICATE

                                   _________________, 1997

Prime Group Realty, L.P.
c/o The Prime Group, Inc.
77 West Wacker Drive
Suite 3900
Chicago, Illinois 60601
Attn: ___________________

Re:  Lease Dated: ___________________
     Landlord:    ___________________
     Tenant:      ___________________, a(n) _________________
     Premises:    ___square feet in the building located at
                  _______________, ______________, Illinois

Gentlemen:

     The undersigned, __________________, a(n) ______________("Tenant"), the
tenant under the above-described lease, a copy of which is attached hereto as Exhibit A, ("Lease") provides this Tenant Estoppel Certificate to you as conclusive evidence of the matters set forth herein concerning the above-referenced Lease and the Premises.

     As of the date hereof, the undersigned hereby certifies the following:

     1. That the Lease supersedes, in all respects, all prior written or oral agreements between Landlord and Tenant with respect to the Premises and there are no agreements, understandings, warranties, or representations between Landlord and Tenant with respect to the Lease or the Premises except as expressly set forth in the copy of the Lease (including all amendments thereto, if any) attached hereto as Exhibit A.

     2. That, as of the date hereof, the Lease has not been changed, amended, modified, supplemented or superseded except as set forth in the copy of the Lease (including all amendments thereto, if any) attached hereto as Exhibit A.

     3. That the Lease remains in full force and effect and there are no known existing defaults by Tenant under the Lease.

     4. That the improvements and space required by the Lease to be delivered to Tenant have been satisfactorily completed and delivered by Landlord, and have been accepted by the Tenant.

     5. That the Premises are currently occupied and open for the use by Tenant, its customers, employees and invitees.

     6. That Tenant's interest in the Lease and the Premises demised therein, or any part thereof, has not been sublet, transferred or assigned.

     7. That all duties of an inducement nature required of the Landlord under the Lease, as of the date of this certificate, have been fulfilled by Landlord and Tenant is fully obligated to pay rent and all other charges coming due under the Lease.

     8. That the Commencement Date of the Lease was ___________, 19__ and the Expiration Date of the Lease is _________________, _____.

     9. That the monthly base rent under the Lease of $______ commenced on _____________, 19__ and the last monthly payment of rent in the amount of $__________ was made by Tenant on _________________, 1997. No monthly rental has been prepaid nor has Tenant been given any free rent, partial rent, rebates, rent rebates or concessions except as provided in Lease. Tenant has no claims, defenses or offsets against any rents payable under the Lease.

     10. That a security deposit in the amount of $______ has been deposited with Landlord.

     11. That Landlord, to the best of our knowledge, has fully performed all of its obligations under the Lease, as of the date of this certificate, and there are no known circumstances existing under which Landlord may be deemed in default merely upon the service of notice or passage of time, or both.

     12. That Landlord has not given its consent to Tenant (for example, to sublease or to alter the Premises) to take any action which, pursuant to the Lease, requires Landlord's consent, except
          ______________________.

     13. That Tenant has not received any notice of a prior sale, transfer, assignment, pledge or other hypothecation of the Premises or the Lease or of the rents provided for therein.

     14. That Tenant has not filed, and is not currently the subject of any filing, voluntary or involuntary, for bankruptcy or reorganization under any applicable bankruptcy or creditors rights laws.

     15. That Tenant is a ________ (corporation], organized, validly existing and in good standing under the law of __________.


     In issuing this Estoppel Certificate, Tenant understands that you will rely thereon in your acquiring that certain real estate which includes the Premises.



                                                                          , a(n)
                                     -------------------------------------

                                     -------------------------------------------


                                     By:
                                        ----------------------------------------

                                        Name:
                                             -----------------------------------
                                       Title:
                                             -----------------------------------

                                  SCHEDULE 7A
                                  -----------

                           REQUIRED TENANT ESTOPPELS
                           -------------------------



Dynamic Manufacturing

Spraying Systems

Ameritech

3-D Exhibits

Semblex Corp.

Household Finance

Evans, Inc.

Associates Material

Household Credit Service

Hinshaw Culbertson

FBI

Boston Coach

Echlin, Inc.

Federal Cypress

                              NARCO RIVER BUSINESS CENTER

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 16]


                              NARCO TOWER ROAD ASSOCIATES

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 18]


                              OLYMPIAN OFFICE CENTER

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 19]


                              TRI-STATE INDUSTRIAL PARK JOINT
                               VENTURE

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 22
                                 and 23]


                              CAROL STREAM INDUSTRIAL PARK JOINT
                               VENTURE

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 26]

                              NARCO ENTERPRISES, INC.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, as General Partner
                                [as the beneficial owner of Property No. 27]

                              Dated:  October 20, 1997


                              THE NARDI ENTITIES:

                              THE NARDI GROUP LTD.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, General Partner


                              NARCO CONSTRUCTION, INC.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, President


                              NARDI & CO.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, General Partner


                              NARDI ASSET MANAGEMENT, INC.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, President

                              NARDI ARCHITECTURAL, INC.

                              By /s/ Stephen J. Nardi
                                ---------------------------------------------
                                Stephen J. Nardi, President

                              Dated:  October 20, 1997

                              COMPANY:

                              THE PRIME GROUP, INC., an Illinois corporation

                              By: /s/ Richard S. Curto
                                 ---------------------------------------------
                                   Its: Executive Vice President
                                       ---------------------------------------

                              Dated:  October 20, 1997


                              PARTNERSHIP:

                              PRIME GROUP REALTY, L.P., a Delaware
                              limited liability partnership


                              By: /s/ Richard S. Curto
                                 ---------------------------------------------
                                   Its: Chief Executive Officer
                                       ---------------------------------------

                              Dated:  October 20, 1997


                              REIT:

                              PRIME GROUP REALTY TRUST, a Maryland
                              real estate investment trust


                              By: /s/ Richard S. Curto
                                 ---------------------------------------------
                                   Its: President
                                       ---------------------------------------

                              Dated:  October 20, 1997

                         LIST OF EXHIBITS & SCHEDULES
                         ----------------------------

EXHIBIT A    -   LEGAL DESCRIPTION - REAL PROPERTY

EXHIBIT A-1  -   LEGAL DESCRIPTION - VACANT REAL PROPERTY

EXHIBIT A-2  -   LEGAL DESCRIPTION - CRAIG AND RAWLS PROPERTIES

EXHIBIT A-3  -   LEGAL DESCRIPTION - 2050 HAMMOND DRIVE AND 5600
                 PROVISO DRIVE

EXHIBIT B    -   PERSONAL PROPERTY

EXHIBIT C    -   PERMITTED TITLE EXCEPTIONS

EXHIBIT D    -   LISTING OF CONTRACTS

EXHIBIT E    -   SCHEDULE OF LICENSES

EXHIBIT F    -   SCHEDULE OF LEASES

EXHIBIT G    -   NON-FOREIGN AFFIDAVIT

EXHIBIT H    -   LIST OF EMPLOYEES (AND BENEFITS) TO BE HIRED BY
                 COMPANY

EXHIBIT I    -   TAX INDEMNIFICATION AGREEMENT

EXHIBIT J    -   CONSULTING AGREEMENT

EXHIBIT J-1  -   EMPLOYMENT AGREEMENT

EXHIBIT K    -   VACANT LAND AGREEMENT

EXHIBIT L    -   PUT AGREEMENT

EXHIBIT M    -   NON RECOURSE DEBT METHODOLOGY

EXHIBIT N    -   AGREEMENT REGARDING VACANT SPACE (Re:  1051 Kirk Road)

EXHIBIT O    -   PARTNERSHIP AGREEMENT

SCHEDULE 1   -   LIST OF CONTRIBUTORS (INCLUDING PARTIES REQUIRED BY SEC) AND
                 PROPERTY LOCATIONS

SCHEDULE 1-A -   LIST OF THE NARDI ENTITIES

SCHEDULE 2   -   SCHEDULE OF BUSINESS ASSETS

SCHEDULE 2-A -   PERSONAL PROPERTY OWNED BY NARDI ENTITIES WHICH ARE NOT
                 BUSINESS ASSETS

SCHEDULE 3   -   DESCRIPTION OF MORTGAGE LOANS TO BE REPAID

SCHEDULE 4   -   [INTENTIONALLY OMITTED]

SCHEDULE 5   -   REAL ESTATE PROPERTIES WITH NO TAX PRORATION

SCHEDULE 6   -   [INTENTIONALLY OMITTED]

SCHEDULE 7   -   FORM OF TENANT ESTOPPELS

SCHEDULE 7-A -   LIST OF MAJOR TENANTS

SCHEDULE 8   -   FORM OF LETTERS TO TENANTS

SCHEDULE 9   -   ENVIRONMENTAL DISCLOSURES

SCHEDULE 10  -   ALLOCATION OF CONTRIBUTION PRICE

                                   EXHIBIT G
                                   ---------
[LOGO]

                        CHICAGO TITLE INSURANCE COMPANY

     INSTRUCTIONS: Section A and EITHER Section B, C, or D (as applicable) must be completed and signed on ALL Escrows involving a sale/transfer.

                                                           ESCROW NO.:__________

        NOTICE REGARDING "FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT,"
                        SEC. 1445, INTERNAL REVENUE CODE

(A)
     Effective January 1, 1985, Section 1445 of the Internal Revenue Code requires that every Buyer of real property from a foreign Seller withhold ten percent of the gross purchase price and transmit that sum to the Internal Revenue Service for application against the Seller's tax liability.
     Certain exceptions may apply, such as the purchase by a buyer of property acquired for use as the buyer's residence and the amount paid is $300,000.00 or less. Also, the Buyer may rely on an affidavit from the Seller as shown below, subject to certain limitations.
     If withholding is required, and the Buyer fails to make the necessary withholding, FIRPTA states that the Buyer shall be responsible for the payment.
     CHICAGO TITLE INSURANCE COMPANY is not authorized by law to advise you on this tax matter. We suggest that you consult with your attorney or tax advisor.
     This form must be signed and returned by each named Buyer and Seller, or by an authorized agent for each named Buyer and Seller.


--------------------------------------  --------------------------------------
(Buyer)                                 (Seller)


--------------------------------------  --------------------------------------
(Buyer)                                 (Seller)

                      CERTIFICATION OF NONFOREIGN STATUS
(B)                              (Individual)

     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon my disposition of a U.S. real property interest, I, ______________________________________certify the following:
         (Name of transferor)

     1.  I am not a nonresident alien for purposes of U.S. income taxation
     2.  My U.S. taxpayer identifying number is__________________________; and
                                                (Social Security Number)

     3.  My home address is____________________________________________________

I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement I have made here could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.


Dated:
      ---------------------------------------  ---------------------------------
                                                       (Signature of Seller)

                                               ---------------------------------

                                                                       W&S Draft
                                                                        10/21/97

                                   Exhibit I
                                   ---------

                         TAX INDEMNIFICATION AGREEMENT

     TAX INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of [ ________], 1997 between , STEPHEN J. NARDI, an individual ("SJ Nardi"), NARCO ENTERPRISES, INC., a _______ corporation, and NARDI GROUP LIMITED, a ________ corporation, (collectively, the "Nardi Indemnitees"), and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("UpREIT").

          WHEREAS, certain of the Nardi Indemnitees (or their predecessors in interest) had interests in one or more of those certain partnerships set forth on Exhibit A hereto ("Nardi Partnerships"), which owned the "Nardi Properties" (as such term is defined in that certain Contribution Agreement, between ______, dated October __, 1997 (the "Contribution Agreement");

     WHEREAS, certain each of the Nardi Indemnitees is a member of a limited liability company, (the "Nardi LLC"), which has entered into the that certain Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Partnership Agreement"), dated the date hereof;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          Section 1. Definitions. For purposes of the Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement or the Contribution Agreement. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in the Agreement to articles, Sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement.

          For purposes of this Tax Indemnification Agreement, the following terms shall apply:

          (a) The term "After-Tax Basis" shall mean, with respect to any payment to be received, the amount of such payment supplemented by a further amount so that, after deduction of the amount of all federal, applicable state and Burr Ridge income taxes that are required to be paid by the recipient thereof (assuming that the recipient is taxable at the highest marginal federal, applicable state and Burr Ridge income tax rates then applicable to the recipient and taking into account any tax benefits to be realized by such recipient from the receipt of the indemnified amount) with respect to the receipt by it of such amounts, the net amount received is equal to the payment required to be made on an After-Tax Basis.

          (b) The term "Realistic Possibility of Success" shall mean such circumstances that tax counsel may properly advise reporting such position on a tax return in accordance with Section 10.34 of 31 C.F.R. part 10, governing practice before the Internal Revenue Service.

          (c) The term "GP Termination Date" shall mean the period beginning the date hereof and ending on the date on which the Nardi LLC (or its successor) is no longer a General Partner in the Partnership.

          (d) The term "Indemnity Term" shall mean the period beginning on the GP Termination Date and ending on the tenth anniversary thereof.

          (e) The term "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carry forward or a business credit carry forward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into under Section 7121 of the Code, or any other final settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of UpREIT or as otherwise permitted in Section 6 of the Partnership Agreement, or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

          (f) The term "Indemnity Debt Allocation Method" shall mean the allocation of the Partnership's excess nonrecourse liabilities in any UpREIT taxable year for purposes of Regulations Section 1.752-3(a)(3) based upon each Partner's relative ownership of Units as of the beginning of such UpREIT taxable year; provided, that nothing in this Agreement shall be interpreted as prohibiting the UpREIT from actually using a different debt allocation than that based upon the Indemnity Debt Allocation Method.

          (g) The term "Burr Ridge" shall mean the municipality of the Village of Burr Ridge, Illinois.

          Section 2. Tax Representations. The Nardi Indemnitees jointly and severally represent, warrant and covenant as follows:

     (a) immediately prior to the relevant Adjustment Date, the Nardi Properties are subject to aggregate Nonrecourse Liabilities, allocable among the Nardi Properties, as shown on Exhibit B attached hereto;

     (b) each Nonrecourse Liability, described in Section 2(a) of this Agreement, was incurred by the Nardi Partnership or Nardi Indemnitee, which owned the Nardi Properties to which such Nonrecourse Liability is allocated, either (i) more than two years prior to the date of the Contribution Agreement, or (ii) not in anticipation of the transfer of such Nardi Property to UpREIT (within the meaning of Regulations Section 1.707-5(a)(6));

     (c) each Nonrecourse Liability, described in Section 2(a) of this Agreement, has encumbered such Nardi Properties throughout the period beginning on the earlier of the date two years prior to the date of the Contribution Agreement and the date such liability was incurred by the Nardi Partnership or Nardi Indemnitee, as applicable, and ending on the Adjustment Date in respect of such Nardi Properties;

     (d) each Nonrecourse Liability, described in Section 2(a) of this Agreement, is nonrecourse for purposes of Regulations Section 1.752-1(a)(2);

     (e) immediately prior to the relevant Adjustment Date, each Nardi Indemnitee's share of Partnership Minimum Gain under Regulations Section 1.704-2(g)(1) is as shown on Exhibit B attached hereto;

     (f) immediately prior to the relevant Adjustment Date, each Nardi Indemnitee is allocated Nonrecourse Liabilities under Code Section 752 and the Regulations as shown on Exhibit B attached hereto;

     (g)  intentionally omitted;

     (h)  intentionally omitted;

     (i) the gross fair market value of any Nardi Property equals the initial Gross Asset Value of such Property credited to the Capital Account of the relevant contributing Nardi Partnership or Nardi Indemnitee;

     (j) each Nardi Indemnitee will report any payment received by it under this Agreement as a payment made within Section 707(a) of the Code.

     (k) each Nardi Indemnitee has and will have a taxable year that is the calendar year; and

     (l) each Nardi Property constitutes nonresidential real property under Code Section 168;

provided, however, that the breach of any of the foregoing representations, warranties and covenants shall operate only to reduce the UpREIT's indemnity obligation under this Agreement, and no one shall have any other rights, damages or recoveries in respect of any such breach.

          Section 3. Indemnified Income Inclusions. If any Nardi Indemnitee shall be required to include in its gross income for federal, applicable state or Burr Ridge income tax purposes (including by way of either an adjustment proposed by an examining agent during audit or at a closing conference or the receipt of a "30-day letter" by a Nardi Indemnitee or a "60-day letter" by the Tax Matters Partner of the UpREIT proposing an adjustment to the tax returns of the Nardi Indemnitee or the UpREIT, respectively, and treating the Nardi Indemnitee's distributive share of taxable items of the UpREIT allocated to the Nardi Indemnitee under the Partnership Agreement as "required" for this purpose), with respect to any of its taxable years which begin prior to the end of the Indemnity Term, any of the following:

     (a) UpREIT items of income and gain attributable to such Nardi Indemnitee's share of the net decrease in Partnership Minimum Gain from Nardi Properties (to the extent not duplicative with subsection (c));

     (b)  Gain under Code Section 731 from a deemed distribution under Code
Section 752 from the retirement or refinancing of either the Nonrecourse Liabilities shown on Exhibit B attached hereto, or the debt which refinances or replaces such Nonrecourse Liabilities; or

     (c)  gain from the sale, transfer or disposition of Nardi Properties;

     (d) income under Code Section 704(c) in excess of that allocable to such Nardi Indemnitee under the "traditional method" of Regulations Section 1.704-3(b),

(such an inclusion being an "Income Inclusion"), UpREIT shall pay to such Nardi Indemnitee an indemnity with respect to the additional federal, applicable state and Burr Ridge income tax liability from such Income Inclusion in the amount determined in Section 4 hereof.

          Section 4.  Amount of Indemnification.

     (a)  In the case of any Income Inclusion that is indemnifiable pursuant to
Section 3 of this Agreement, the relevant Nardi Indemnitee (x) shall notify UpREIT orally and in writing as soon as possible (so as to minimize indemnifiable costs and expenses incurred under this Agreement prior to such Income Inclusion), and (y) shall give UpREIT a written certificate setting forth in reasonable detail (i) the computation of the amount of such Income Inclusion and (ii) the computation of such amount or amounts that shall equal the sum of
(1) the actual net increase in federal, applicable state and Burr Ridge income tax (including any interest, penalties, fines, or other additions thereto) ("Inclusion Taxes") actually payable by a Nardi Indemnitee on an After-Tax Basis, as a result of such Income Inclusion, determined after taking into account all deductions, credits, or other federal, applicable state and Burr Ridge income tax benefits then realized and resulting from (a) such Income Inclusion, (b) the incurrence of the tax liability indemnified under this Agreement, or (c) the receipt of any indemnity payment made under this Agreement (computed in accordance with Sections 3 and 6 of this Agreement), plus (2) the reasonable costs and expenses incurred by such Nardi Indemnitee in respect of such Income Inclusion.

     (b) Each Nardi Indemnitee agrees to act in good faith to claim any tax benefits (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from UpREIT hereunder and to maximize the amount of its tax savings; provided, however, that such Nardi Indemnitee shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it. If UpREIT shall disagree with such computation and so requests in a written notice delivered to such Nardi Indemnitee within thirty (30) days following UpREIT's receipt of the certificate, such amount shall be reviewed and determined by an independent public accounting firm of national recognition selected by SJ Nardi and reasonably acceptable to UpREIT. The costs of such verification shall be borne by UpREIT unless such verification shall result in an adjustment in UpREIT's favor by an amount of more than 5% of the Inclusion Taxes actually due, in which case such costs shall be borne by such Nardi Indemnitee. Each Nardi Indemnitee agrees to cooperate with such independent accounting firm and to supply it with all information reasonably necessary to permit it to accomplish such review and determination. Such information shall be for the confidential use of such accountants and shall not be disclosed to UpREIT or any other person. UpREIT and each Nardi Indemnitee agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Agreement and that matters of interpretation of this Agreement are not within the scope of the independent accounting firm's responsibilities.

     (c) To the extent that a Nardi Indemnitee recognizes an amount in respect of an Income Inclusion that is indemnifiable pursuant to Section 3 of this Agreement for any UpREIT taxable year beginning prior to the Indemnity Term, UpREIT will pay such Nardi Indemnitee as its indemnity obligation under this Agreement 100% of the amount described in Section 4(a).

     (d) Any payment due to a Nardi Indemnitee pursuant to this Section 4 shall be paid upon the earlier of the date that (1) the additional federal income tax in respect of such Income Inclusion is due from the Nardi Indemnitee, or (2) the Nardi Indemnitee has filed a return that reflects or would reflect such additional federal income tax; provided, however, that (A) obligations of such Nardi Indemnitee and UpREIT under this Agreement will first be set off against each other, and (B) no payment shall be due earlier than completion of the computation of such indemnity amount as described in Section 4(a).

          Section 5. Exclusions.

     (a) Notwithstanding the foregoing, UpREIT shall not have any liability for indemnification under this Agreement (other than for reasonable costs and expenses incurred by a Nardi Indemnitee in accordance with this Agreement) to the extent the amount otherwise indemnifiable is payable by such Nardi Indemnitee as a result of one or more of the following:

          (i) Any Nardi Indemnitee recognizing gain in respect of the Capital Contribution of Nardi Properties under Code section 707(a)(2), assuming that each Nonrecourse Liability described in Section 2(a) of this Agreement is a "qualified liability" within the meaning of Regulations Section 1.707-5(a)(6), except as a result of either a sale or disposition of such Nardi Property, an indemnity payment under this Agreement, or the general partner nature of the Nardi LLC's interest in the Partnership and the put right described in that certain [Put Agreement], dated the date hereof, between _____ ;

          (ii) Any payment of cash to a Contributor under Section 3.02(a)(i) of the Contribution Agreement;

          (iii) Any Nardi Indemnitee's Interest in the UpREIT not being respected as a partnership interest to the extent, and as provided in, the Partnership Agreement;

          (iv) The allocations of income, gain, loss, deduction and credit set forth in the Partnership Agreement not being respected under Sections 704(b) and 704(c) of the Code, except as a result of the exercise of discretion by the Managing General Partner of the UpREIT in respect of (A) an adjustment to the "Gross Asset Values" of UpREIT assets, as described in clause (b) of the definition thereof, or (B) the allocation of Nonrecourse Deductions under the proviso within [Section 6.3.A.(3)] of the Partnership Agreement;

          (v) The UpREIT not being the owner of the Nardi Properties for federal income tax purposes as of the relevant Adjustment Date;

          (vi) Immediately after the relevant Adjustment Date, any Nardi Indemnitee's share of Partnership Minimum Gain under Regulations Section 1.704-2(g)(1) not being as shown on Exhibit B attached hereto;

          (vii) (1) any change in, or amendment to, the Code or any other federal tax statute, which is effective on or after the relevant Adjustment Date, (2) any final or temporary regulation, which is enacted or adopted after the relevant Adjustment Date, or (3) any court decision issued after the relevant Adjustment Date;

          (viii) No Nardi Indemnitee is or will be a tax-exempt entity or person;

          (ix) A determination that any Nardi Indemnitee did not enter the transactions contemplated by the Partnership Agreement for profit or with a sufficient business purpose;

          (x) A voluntary or involuntary sale, assignment, transfer or other disposition by any Nardi Indemnitee of any interest in the UpREIT or any part thereof;

          (xi) The failure of any Nardi Indemnitee to claim or to follow the proper procedure in claiming in a timely manner any UpREIT item allocated to such Nardi Indemnitee by the Partnership;

          (xii) The failure of any Nardi Indemnitee to take timely action or follow the proper procedures in reporting his distributive share from the UpREIT or contesting a claim made by the Internal Revenue Service in accordance with the Partnership Agreement;

          (xiii) The gross negligence or the willful misconduct of any Nardi Indemnitee or any affiliate thereof;

          (xiv) Any breach by any Nardi Indemnitee of any of its representations, warranties or covenants in Sections [7.1.A. or 8.2 of the Partnership Agreement (prior to the GP Termination Date), Sections 10.5, 11.3.A., 11.6.A., D or E.,] of the Partnership Agreement, Sections 2 or 6 of this Agreement, or the Contribution Agreement;

          (xv) Any guarantee by any Nardi Indemnitee or a person related to any Nardi Indemnitee of any Nonrecourse Liability encumbering a Nardi Property or Nardi Interest or any other debt of the UpREIT or its affiliates;

          (xvi)  Any Nardi Indemnitee recognizing taxable income under Code
Section 704(c), except to the extent such income results from either a sale or other disposition of a Nardi Property or income under Code Section 704(c) in excess of that allocable to such Nardi Indemnitee under the "traditional method" of Regulations Section 1.704-3(b);

          (xvii) Any recapture under Code Section 1245 or 1250 of depreciation attributable to Nardi Properties that was allocated to any Nardi Indemnitee after the relevant Adjustment Date.;

          (xviii) the sale, transfer or other disposition of any Nardi Property after the fifth anniversary of the GP Termination Date; provided, however, that the UpREIT uses its best efforts to cause such sale, transfer or other disposition to be on a tax-deferred or tax-exempt basis; or

          (xix) the sale, transfer or other disposition of all or any portion of the land described in Exhibit D hereto (the "Land"); provided, however, that the UpREIT uses its best efforts to cause such sale, transfer or other disposition of the Land that occurs within the period ending on or prior to the fifth anniversary of the GP Termination Date, to be on a tax-deferred or tax-exempt basis.

     (b) Further, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under Section 5(a), the cumulative Income Inclusions for all Nardi Indemnitees in respect of
Section 3(a), 3(b) and 3(c) that will be indemnifiable by the UpREIT shall not exceed the following:

          (i) For any Income Inclusion under Section 3(b),the aggregate negative Capital Accounts of all Nardi Indemnitees as set forth on Exhibit B;

          (ii) For any Income Inclusion under Section 3(a), the aggregate Minimum Gain of all Nardi Indemnitees as set forth on Exhibit B; and

          (iii) For any Income Inclusion under Section 3(c), the excess of the aggregate Gross Asset Value of the Nardi Properties contributed to the UpREIT on the relevant Adjustment Dates, over the aggregate initial adjusted tax bases of such Nardi Properties on such relevant Adjustment Dates.

     (c) Finally, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under Sections 5(a) and 5(b), UpREIT shall not be liable for indemnification under this Agreement in respect of an Income Inclusion under Section 3(a) or (b), to the extent of that such Income Inclusion arises from a Final Determination that the amount of debt of UpREIT allocable to such Nardi Indemnitee for purposes of
Section 752 of the Code and Regulations Section 1.752-3(a)(3) is less than the amount of debt such Nardi Indemnitee would be allocated if the UpREIT allocated the Nardi Indemnitees collectively an aggregate amount of debt, using the Indemnity Debt Allocation Method for purposes of Section 752 of the Code and Regulations Section 1.752-3(a)(3), of at least $43 million; provided, however, that UpREIT actually allocates to the Nardi Indemnitee, collectively, on the UpREIT's federal, applicable state and Burr Ridge income tax returns, at least such aggregate amount of debt.

          Section 6. Contests.

          (a) Nothing in this Agreement shall be construed to prevent UpREIT from contesting, through its Tax Matters Partner in accordance with the Partnership Agreement as part of the unified audit of the UpREIT, any claim in respect of any "partnership" item of the UpREIT that, if successful, would result in an Income Inclusion (a "Partnership Level Issue").

          (b) If UpREIT contests a Partnership Level Issue that, if successful, would result in an Income Inclusion, UpREIT's liability for indemnification under Section 4 hereof (other than reasonable costs and expenses described in Section 6(f) of the Agreement) shall, at UpREIT's election, be deferred until thirty (30) days after a Final Determination of such Nardi Indemnitee's federal income tax liability in respect of an Income Inclusion.

          (c) If any audit or proceeding involving an indemnifiable adjustment is being conducted in a proceeding involving such Nardi Indemnitee, which cannot be transferred to the UpREIT as a partnership item (a "Nardi Level Issue"), such Nardi Indemnitee hereby agrees (i) promptly to notify UpREIT in writing of such adjustment (and the failure of such Nardi Indemnitee to so notify UpREIT shall preclude any indemnity hereunder to the extent UpREIT's right to effect its contest rights hereunder has been precluded by such failure), and (ii) upon UpREIT's delivery to of a written opinion of nationally recognized tax counsel reasonably acceptable to such Nardi Indemnitee ("Tax Counsel") to the effect that there is a Realistic Possibility of Success upon contest of such Nardi Level Issue, such Nardi Indemnitee will contest that adjustment by filing a protest and administrative appeal and prosecuting the same in good faith; provided, however, that such Nardi Indemnitee will not be obligated to pursue an administrative appeal if such Nardi Indemnitee instead pursues relief in Tax Court or a court having refund jurisdiction.

          (d) If, within 30 days following the failure of such administrative proceedings with respect to a Nardi Level Issue, UpREIT delivers to a Nardi Indemnitee a written opinion of Tax Counsel to the effect that there is a Realistic Possibility of Success if the proposed adjustment is presented to a court for resolution, then such Nardi Indemnitee will contest the proposed adjustment in good faith in the Tax Court or by paying the tax (and any applicable interest and penalties) and suing for refund in the Court of Federal Claims or appropriate Federal District Court. If, within 30 days following a final adverse decision of such court with respect to such Nardi Level Issue, UpREIT delivers to such Nardi Indemnitee a written opinion of Tax Counsel to the effect that it is more likely than not that such decision would be reversed on appeal, then such Nardi Indemnitee will appeal such decision to the appropriate Federal Court of Appeals. With respect to any of the above-described proceedings, such Nardi Indemnitee will keep UpREIT and its counsel informed as to the progress of such proceedings, give UpREIT and its counsel the opportunity to review and comment in advance on all written submissions and filings relevant to indemnifiable issues (after making appropriate redactions to preserve the confidentiality of the such Nardi Indemnitee return as to other issues), and consider in good faith any suggestions made by UpREIT or its counsel.

          (e) Such Nardi Indemnitee shall present any settlement offer provided to such Nardi Indemnitee pursuant to a Nardi Level Issue to UpREIT. If UpREIT recommends acceptance of a settlement offer of a Nardi Level Issue or if the Tax Matters Partner recommends acceptance of a settlement offer in respect of a Partnership Level Issue, but such Nardi Indemnitee declines to accept such offer in writing within 30 days (if such Nardi Indemnitee does not respond within 30 days, such lack of response shall be treated as acceptance of UpREIT's or the Tax Matters Partner's recommendation, respectively), (1) the obligation of UpREIT to make indemnity payments as the result of any such contest or proceedings shall not thereafter exceed the obligation that it would have had if such contest had been settled or proceeding terminated on the basis recommended by UpREIT or the Tax Matters Partner, as applicable, and (2) in the case of a Nardi Level Issue, UpREIT shall have no further liability for costs or other expenses in respect of such contest.

          (f) Notwithstanding the foregoing, such Nardi Indemnitee will have no obligation to contest any action with respect to a Nardi Level Issue (i) unless such items could give rise to a federal income tax liability (disregarding other items in the assessment and considering effects in future years) in excess of $ __________ , (ii) without UpREIT paying when due, reasonable third-party costs and out-of-pocket expenses including reasonable legal, witness and accounting fees and other expenses and, in the case of proceedings before the Court of Federal Claims or Federal District Court, the amount of tax (and any applicable interest and penalties) for which refund is claimed, and (iii) to the extent such Nardi Indemnitee waives in writing UpREIT's obligation to indemnify such Nardi Indemnitee for such items, in which case all third-party costs and out-of-pocket expenses described in clause (ii) thereafter incurred and all taxes would be paid by such Nardi Indemnitee.

          (g) such Nardi Indemnitee shall not settle any such Nardi Level Issue without UpREIT's consent; provided that such Nardi Indemnitee shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if such Nardi Indemnitee shall waive its right to indemnity under this Agreement with respect to such adjustment and any Income Inclusion that results from such adjustment and, in the case of proceedings before the Court of Federal Claims or Federal District Court, shall pay to UpREIT the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under
Section 6(f), plus interest at ___% computed from the time such amounts were paid or advanced by UpREIT.

          (h) Within thirty (30) days after a Final Determination of the liability of such Nardi Indemnitee in respect of a Nardi Level Issue, UpREIT and each Indemnitee agree to pay each other, as applicable, the net amount of (i) the payment owed by the UpREIT to such Nardi Indemnitee of any indemnification hereunder, not theretofore paid resulting from the outcome of such contest, and
(ii) in the case of proceedings before the Court of Federal Claims or Federal District Court, the repayment owed by such Nardi Indemnitee to UpREIT of the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under Section 6(f), together with any interest received by or credited to such Nardi Indemnitee that is attributable to such advance.

          Section 7. Tax Savings.

          (a) In the event that UpREIT makes an indemnity payment pursuant to
Section 4, if such Nardi Indemnitee shall realize with respect to any year, any federal, applicable state or Burr Ridge income tax savings that would not have been realized but for receipt of such payment, the related Income Inclusion or the event giving rise thereto, (and which tax savings were not taken into account in calculating UpREIT's indemnity payment to such Nardi Indemnitee), such Nardi Indemnitee shall pay to UpREIT, on an After-Tax Basis, an amount equal to the actual net reduction in federal, applicable state and Burr Ridge income tax actually realized by such Nardi Indemnitee. Each Nardi Indemnitee agrees to act in good faith to claim any tax benefits or savings (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from UpREIT hereunder and to maximize the amount of its tax savings; provided, however, that such Nardi Indemnitee shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it.

          (b) Any payment due to UpREIT pursuant to this Section 7 shall be paid within one business day after such Nardi Indemnitee has (1) received (or is deemed to have received) a refund or (2) has filed a return that reflects or would reflect such tax saving; provided, however, that (A) obligations of such Nardi Indemnitee and UpREIT under this Agreement will first be set off against each other, and (B) any loss of such tax savings by such Nardi Indemnitee subsequent to the year of realization by such Nardi Indemnitee shall be treated as an Income Inclusion that is indemnifiable pursuant to the provisions of this Agreement.

          Section 8. State and Burr Ridge Tax. For purposes of this Agreement, each Indemnitee will be treated as having an Income Inclusion, realizing any deductions, credits or other income tax benefits, having the same tax savings and having the same tax attributes and status for applicable state income and Burr Ridge tax purposes at the same time, in the same amount and in the same manner, as such Nardi Indemnitee does for federal income tax purposes.

          Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          Section 10. Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be given in the manner described in Section ____ of the Partnership Agreement.

          Section 11. Successors and Assigns. The terms of this Tax Indemnification Agreement may not be assigned by any Indemnitee (including, without limitation, by descent or will), without the written consent of UpREIT.

          Section 12. Miscellaneous. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

          Section 13. Anticipated Indemnitee Debt Allocation Methodology. UpREIT acknowledges and agrees with each Indemnitee that the aggregate nonrecourse indebtedness of UpREIT that is apportioned to the Indemnities collectively under this Agreement and the Partnership Agreement pursuant to Code Section 752 and Regulations Sections 1.702-3(a)(2) shall be apportioned among the various Indemnitees using a method substantially similar to that within the debt allocation model set forth on Exhibit C hereto.

          Section 14. Term. The term of this Agreement shall be from the date hereof until such time as the applicable statute of limitations under the Code bars any claim by the Internal

Revenue Service against a Indemnitee for Inclusion Taxes otherwise indemnifiable under this Agreement.

          Section 15. Exhibits. The parties to this Agreement acknowledge and agree that future Capital Contributions may be made to the UpREIT pursuant to Section ___ of the Contribution Agreement, and agree to reasonably cooperate to update the Exhibits and other factual information referenced or contained in this Agreement to take such Capital Contributions into account.

          Section 16. Assumption of Recourse Liabilities. Prior to the GP Termination Date, upon 30 days written notice to the Managing General Partner, the Nardi LLC may agree to indemnify the Managing General Partner for the debt obligations of the UpREIT that are recourse to the general partners of the UpREIT under relevant state law, but only to the extent necessary for the Nardi LLC to be allocated a greater share of recourse liabilities of the UpREIT for purposes of Regulations Section 1.752-2 to avoid an Income Inclusion; and, provided, however, that such indemnification shall not be allowed to the extent it would cause adverse tax consequences to the Managing General Partner, another partner in the UpREIT or the REIT.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Officers thereunto duly authorized as of the day and year first above written.

                              [UpREIT],
                              a [Maryland] corporation


                              By:
                                 ----------------------------------------------

                              Title:
                                    -------------------------------------------


                              NARCO ENTERPRISES, INC., a _______ corporation


                              By:
                                 ----------------------------------------------

                              Title:
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                              NARDI GROUP LIMITED, a ________ corporation


                              By:
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                              Title:
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                              STEVEN J. NARDI

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